Exhibit 10.33

STOCK PURCHASE AGREEMENT

By and Between

CONSOLIDATED EDISON, INC.

and

RCN CORPORATION

Dated as of December 5, 2005

i

SCHEDULES

Schedule 1.1(a)	Subsidiaries
Schedule 1.1(b)	[Intentionally Omitted]
Schedule 1.1(c)	Required Capital Expenditures Amount
Schedule 1.1(d)	Working Capital
Schedule 1.1(e)	55 Broad Street Security Agreement
Schedule 1.1(f)	111 Eighth Avenue Security Agreement
Schedule 1.1(g)	Rider X Security Agreement
Schedule 1.1(h)	Excluded Consents
Schedule 4.1(c)	Minute Books
Schedule 4.2	Subsidiary Information
Schedule 4.3(b)	No Violation, Conflicts or Breaches
Schedule 4.4	Seller’s Consents and Approvals
Schedule 4.5	Stock Ownership
Schedule 4.6	Financial Statements
Schedule 4.8	Legal Proceedings
Schedule 4.9	Undisclosed Liabilities
Schedule 4.10	Compliance with Applicable Law
Schedule 4.11	Absence of Certain Changes
Schedule 4.12	Intellectual Property
Schedule 4.13(a)	Seller’s Benefit Plans
Schedule 4.13(b)	Company Employee Plans
Schedule 4.13(c)	Other Disclosure
Schedule 4.14	Taxes
Schedule 4.15(d)	Seller-Provided Indebtedness
Schedule 4.16	Title to Assets
Schedule 4.17	Transactions with Certain Persons
Schedule 4.18	Environmental Laws
Schedule 4.20(b)	Leases
Schedule 4.20(c)	Necessary Leases
Schedule 4.20(d)	Unnecessary Leases
Schedule 4.22	Employee Relations
Schedule 4.23	Employees
Schedule 4.24(a)	Network Facilities
Schedule 4.25	Banks, Brokers and Proxies
Schedule 5.3	Buyer’s Consents and Approvals
Schedule 6.14	Form of Release
Schedule 6.17	Retained Seller-Provided Indebtedness
Schedule 8.1(d)	Good Standing Certificates
Schedule 8.1(h)	Form of Opinion of Seller’s Counsel
Schedule 8.1(i)	Form of Agreement with the City of New York
Schedule 8.2(f)	Form of Opinion of Buyer’s Counsel

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of December 5, 2005, by and between CONSOLIDATED EDISON, INC., a New York corporation (“Seller”), and RCN Corporation, a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller is the owner of fifty million (50,000,000) shares (the “Shares”) of the common stock of Consolidated Edison Communications Holding Company, Inc., a New York corporation (the “Company”), which shares constitute all of the issued and outstanding shares of the Company’s capital stock as of the date hereof; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Shares, upon the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Definitions.  For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“55 Broad Street Security Agreement” means the Agreement in the form attached hereto as Schedule 1.1(e).

“111 Eighth Avenue Security Agreement” means the Agreement in the form attached hereto as Schedule 1.1(f).

“2005 Plans” has the meaning set forth in Section 6.10(h).

“2006 Plans” has the meaning set forth in Section 6.10(h).

“Accounts Receivable List” has the meaning set forth in Section 4.21.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination or reorganization involving the Company or any Subsidiary, the sale, transfer, lease, exchange, license or other disposition of all or substantially all of the assets of the Company or any Subsidiary, or any other similar transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated by this Agreement or which could reasonably be expected to diminish significantly the benefits to Buyer or its Affiliates of the transactions contemplated hereby.

“Adjustment Indebtedness” means (a) all indebtedness of the Company or any Subsidiary for borrowed money; (b) to the extent not otherwise included in (a) above, all obligations of the Company or any Subsidiary evidenced by notes, bonds, debentures or other similar instruments; and (c) to the extent not otherwise included in (a) or (b) above, Capital Expenditure Indebtedness; in the case of any of (a), (b) or (c) above other than (i) any such indebtedness or obligations approved by the prior written consent of Buyer, (ii) any Seller-Provided Indebtedness and (iii) any indebtedness of the Company or any Subsidiary that is required to be released and/or discharged pursuant to Section 6.19.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person. The term “control”, for the purposes of this definition, means the power to direct or cause the direction of the management or policies of the controlled Person.

“Affiliated Group” has the meaning set forth in Section 4.14(a).

“Agreement” means this Stock Purchase Agreement, as it may hereafter be amended from time to time, together with the Schedules hereto, the Accounts Receivable List, the Company Employee List, the Contracts List, the Insurance and Bond List and the Stock Options List, as they may hereafter be amended or updated from time to time in accordance with the terms hereof.

“Allocation” has the meaning set forth in Section 7.6(b).

“Amendment to Credit Facility” has the meaning set forth in Section 5.8.

“Applicable Insurance Policies” has the meaning set forth in Section 6.18.

“Asserted Liability” has the meaning set forth in Section 9.4(a).

“Benefit Plans” has the meaning set forth in Section 4.13(b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are required to be closed for regular banking business.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyer’s Lenders” means the various lenders party to the Credit Facility as well as Deutsche Bank AG Cayman Islands Branch, as Administrative Agent for such lenders.

“Buyer Objection Notice” has the meaning set forth in Section 3.3(f)(ii)(A).

“Buyer Objection Period” has the meaning set forth in Section 3.3(f)(ii)(A).

“Buyer’s Benefit Plans” has the meaning set forth in Section 6.10(e).

“Buyer’s Severance Plan” has the meaning set forth in Section 6.10(c).

“Buyer Transaction Documents” has the meaning set forth in Section 5.2(a).

“CapEx Interim Period” has the meaning set forth in Section 3.3(a)(i).

“Capital Expenditure Commitment” means any commitment entered into with a third party with respect to Capital Expenditures to be made by the Company or any of the Subsidiaries at any time after the date hereof; provided, however, that, for the avoidance of doubt, the parties acknowledge and agree that the term Capital Expenditure Commitment shall not include any commitments with respect to Capital Expenditures to be made after the date hereof that were entered into by the Company or any Subsidiary on or prior to the date hereof.

“Capital Expenditure Commitment Budget” means (i) with respect to the calendar month of March, 2006, $650,000 and (ii) with respect to any calendar month thereafter, $650,000 increased by the Capital Expenditure Commitment Budget Adjustment for such calendar month (if such Capital Expenditure Commitment Budget Adjustment is a positive number) or decreased by the absolute value of the Capital Expenditure Commitment Budget Adjustment for such calendar month (if such Capital Expenditure Commitment Budget Adjustment is a negative number); provided, however, that in no event shall the Capital Expenditure Commitment Budget for any calendar month after March, 2006 be less than $50,000.

“Capital Expenditure Commitment Budget Adjustment” means, with respect to any calendar month, the difference between (i) the Capital Expenditure Commitment Budget for the preceding calendar month and (ii) the aggregate Capital Expenditure Commitments entered into in the preceding calendar month.

“Capital Expenditure Indebtedness” means any indebtedness or obligations incurred by the Company or any Subsidiary for the purpose of financing any Capital Expenditures.

“Capital Expenditures” means expenditures qualifying as capital expenditures pursuant to generally accepted accounting principles as used in the United States of America as in effect at the time of the expenditure, regardless of whether such expenditures are funded by Capital Expenditure Indebtedness, but excluding (i) any payroll expenses or employee wages and benefits in respect of Company Employees that are capitalized or otherwise included in capital expenditures and (ii) any expenditures that are MPLS Enhancement Project Capital Expenditures. Notwithstanding the foregoing, solely for purposes of the definition of Capital Expenditure Commitment and the last two sentences of Section 6.1(a) hereof, the term “Capital Expenditures” shall include payroll expenses and employee wages and benefits in respect of Company Employees that are capitalized or otherwise included in capital expenditures.

“CECI” has the meaning set forth in Section 4.23.

“CECLLC” has the meaning set forth in Section 4.15(f).

“CECONY” means Consolidated Edison Company of New York, Inc.

“CFO” means the Chief Financial Officer or the successor to such officer’s responsibilities.

“Claims Notice” has the meaning set forth in Section 9.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Purchase Price Payment” has the meaning set forth in Section 3.2(c).

“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 as codified under Section 4980B of the Code (as amended) and Title I part 6 of ERISA regulations thereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Company” has the meaning set forth in the Recitals of this Agreement.

“Company CIC Plan” has the meaning set forth in Section 6.10(d).

“Company CIC Plan Disputed Claim” has the meaning set forth in Schedule 4.8.

“Company Contract Parties” has the meaning set forth in Section 6.12(a).

“Company Employee List” has the meaning set forth in Section 6.10(j).

“Company Employee” means an employee of the Company or any Subsidiary other than JoAnn F. Ryan and David W. Robinson.

“Company Employee Plans” has the meaning set forth in Section 4.13(b).

“Company GAAP Financial Statements” has the meaning set forth in Section 4.6(a).

“Company Key Employee CIC Plan” has the meaning set forth in Section 6.10(d).

“Company Option Plan” means the Consolidated Edison Communications, Inc. Long Term Stock Incentive Plan as amended to express the application of such plan to the Company and to shares of capital stock of the Company (including with respect to stock options previously granted under such plan).

“Company Retention Pay Program” has the meaning set forth in Section 6.10(d).

“Company Retention Pay Program Participants” has the meaning set forth in Section 6.10(d).

“Confidentiality Agreement” means that certain agreement dated June 28, 2005, between Buyer and Seller, as such agreement may be amended from time to time.

“Consolidated Return” has the meaning set forth in Section 7.3(a).

“Contest” has the meaning set forth in Section 7.5(a).

“Contracts” has the meaning set forth in Section 4.15(a).

“Contracts List” has the meaning set forth in Section 4.15(a).

“Credit Facility” has the meaning set forth in Section 5.8.

“CSS” means Competitive Shared Services, Inc.

“Deposit” has the meaning set forth in Section 2.2.

“Downward Capital Expenditure Adjustment” has the meaning set forth in Section 3.3(a)(ii).

“Downward Working Capital Adjustment” has the meaning set forth in Section 3.3(d)(ii).
“Elections” has the meaning set forth in Section 7.6(a).

“Encumbrance” means any lien, pledge, security interest, claim, easement or other encumbrance; provided, however, that this definition of “Encumbrance” shall not include: (a) with respect to all property other than the Shares,(i) liens for current Taxes not yet due and payable, including liens for nondelinquent ad valorem Taxes and nondelinquent statutory liens arising other than by reason of any default on the part of Seller, the Company or any Subsidiary for which appropriate reserves have been established and are reflected on the relevant financial statements, (ii) such liens, minor imperfections of title or easements on real property, leasehold estates or personalty as do not detract from the value thereof in a material respect and do not interfere in a material respect with the present use of the property subject thereto, and (iii) materialmen’s, mechanics’, workmen’s, repairmen’s, employees’, carriers’, warehousemen’s and other like liens arising in the ordinary course of business or relating to any construction, rebuilding or repair of any property leased pursuant to any lease agreement, so long as any such lien does not materially impair the value of such leased property; and (b) with respect to the Shares only, any lien, pledge, security interest, claim, easement or other encumbrance (i) arising as a result of any action taken by Buyer or any of its Affiliates, and (ii) imposed upon the transfer of the Shares by any registration provision of the Securities Act of 1933, as amended, or any applicable state securities or other law regulating the disposition of the Shares.

“Environmental Laws” means any applicable law relating to the control of any pollutant or hazardous material, the protection of the environment or the effect of the environment on human health, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended.

“Environmental Permits” means all permits, approvals, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” has the meaning set forth in Section 4.13(a).

“Estimated Adjustment Amount” has the meaning set forth in Section 3.3(f)(i)(A).

“Excluded Consents” means the filings, notifications, authorizations, consents and approvals listed in Schedule 1.1(h).

“Final Adjustment Amount” means the amount of the Interim Adjustment Amount after adjustment to take into account the resolution of any portion thereof that was disputed and then agreed upon by Buyer and Seller or determined by the Independent Accounting Firm.

“Franchise Fees” has the meaning set forth in Section 7.1(b)(i).

“GAAP” means generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale agreement with respect to any property acquired by such Person, (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person under banker’s acceptances, letters of credit or similar facilities, and (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by such Person. For the avoidance of doubt, “Indebtedness” with respect to the Company or any Subsidiary shall include Capital Expenditure Indebtedness and Adjustment Indebtedness, but shall not include any Seller-Provided Indebtedness or any direct or indirect, express or implied, guarantee of, or obligation of reimbursement relating to, any Seller-Provided Indebtedness, or any indebtedness of the Company or any Subsidiary that is required to be released and/or discharged pursuant to Section 6.19.

“Indebtedness Adjustment” has the meaning set forth in Section 3.3(c).

“Indemnifying Party” has the meaning set forth in Section 9.4(a).

“Indemnitee” has the meaning set forth in Section 9.4(a).

“Independent Accounting Firm” means an independent accounting firm of national reputation that is selected by Seller and Buyer or, if Seller and Buyer cannot agree within five (5) days after Seller’s receipt of a Buyer Objection Notice, then by Seller’s and Buyer’s respective accounting firms; provided, however, that if Seller’s and Buyer’s respective accounting firms cannot agree on an independent accounting firm within five (5) days after such decision is referred to them for determination, then the independent accounting firm shall be selected by the American Arbitration Association pursuant to the then effective and applicable rules of the American Arbitration Association (with Seller and Buyer sharing equally the cost of such selection process).

“Insurance and Bond List” has the meaning set forth in Section 4.19.

“Intellectual Property Asset” has the meaning set forth in Section 4.12(a).

“Interim Adjustment Amount” has the meaning set forth in Section 3.3(f)(ii)(A).

“Interim Adjustment Date” has the meaning set forth in Section 3.3(f)(ii)(B).

“Interim Financial Statements” has the meaning set forth in Section 4.6(a).

“Interim Period” means the period from the date of this Agreement to and including the Closing Date.

“IRS” means the Internal Revenue Service.

“IRUs” has the meaning set forth in Section 4.11(e).

“Leases” has the meaning set forth in Section 4.20(b).

“Loss” means any and all claims, losses, liabilities, and damages and costs and expenses (including reasonable attorney’s fees and expenses) related thereto.

“Mastec Litigation” has the meaning set forth in Section 6.13.

“Material Adverse Effect” means a material adverse effect on the operations or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole; provided, however, to the extent such effect results from any of the following, such effect shall not be considered a Material Adverse Effect:(i) general conditions applicable to the economy of the United States or elsewhere, including changes in interest rates and changes in the stock or other financial markets; (ii) conditions generally affecting the telecommunications industry; or (iii) conditions or effects resulting from or relating to the announcement or the existence or terms of this Agreement or the consummation of the transactions contemplated hereby.

“MPLS Enhancement Project” means the project under which an IP MPLS Core is being introduced into the Company’s/the Subsidiaries’ existing Ethernet data network infrastructure.

“MPLS Enhancement Project Adjustment” has the meaning set forth in Section 3.3(b).

“MPLS Enhancement Project Adjustment Cap” means $1,250,000.

“MPLS Enhancement Project Capital Expenditures” means expenditures in respect of the MPLS Enhancement Project that qualify as capital expenditures pursuant to GAAP, regardless of whether such expenditures are funded by Capital Expenditure Indebtedness, but excluding any payroll expenses or employee wages and benefits in respect of Company Employees that are capitalized or otherwise included in capital expenditures.

“MPLS Enhancement Project Overall Cap” means $2,500,000.

“Necessary Leases” has the meaning set forth in Section 4.20(c).

“Net Non-Disputed Adjustment Amount” means the net adjustment made to the Purchase Price in connection with the Non-Disputed Initial Adjustment Amount and the Non-Disputed Interim Adjustment Amount.

“Network Facilities” has the meaning set forth in Section 4.24.

“Network Maps” has the meaning set forth in Section 4.24.

“Non-Disputed Initial Adjustment Amount” has the meaning set forth in Section 3.3(f)(i)(B).

“Non-Disputed Interim Adjustment Amount” has the meaning set forth in Section 3.3(f)(ii)(B).

“Permits” has the meaning set forth in Section 4.10(a).

“Person” means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust or other entity.

“Port Authority” has the meaning set forth in Section 4.15(f).

“Port Authority Lease” has the meaning set forth in Section 4.15(f).

“Post-Closing Adjustment Certificate” has the meaning set forth in Section 3.3(f)(ii)(A).

“Power Line Communications” has the meaning set forth in Section 6.15(a).

“Pre-Closing Adjustment Certificate” has the meaning set forth in Section 3.3(f)(i)(A).

“Pre-Closing Unnecessary Lease Rents” has the meaning set forth in Section 9.7.

“Purchase Price” has the meaning set forth in Section 2.1.

“Release” has the meaning set forth in Section 6.14.

“Replaced Seller-Provided Indebtedness” has the meaning set forth in Section 6.17.

“Replacement Software Licenses” has the meaning set forth in Section 6.21.

“Required Capital Expenditures Amount” means the amount of Capital Expenditures determined in accordance with Schedule 1.1(c) hereto.

“Restricted Area” means the following geographic areas: the City of New York, Westchester County in the State of New York, Hudson County in the State of New Jersey, Fairfield County in the State of Connecticut and any other county in the State of New York, New Jersey, Connecticut or any other State in which (a) customer premises receiving Restricted Business services from the Company or any Subsidiary as of the Closing Date are located and (b) either (i) Network Facilities owned by the Company or any Subsidiary are located as of the Closing Date or (ii) Network Facilities used by the Company or any Subsidiary pursuant to an agreement for IRUs entered into by the Company or any Subsidiary are located as of the Closing Date.

“Restricted Business” means the telecommunications services business of the Company and the Subsidiaries as conducted on the Closing Date, including voice and data transport services, dark fiber and other SONET and ethernet lit and dark services.

“Restricted Parties” has the meaning set forth in Section 6.15(a).

“Restricted Period” has the meaning set forth in Section 6.15(a).

“Retained Seller-Provided Indebtedness” has the meaning set forth in Section 6.17.

“Rider X Security Agreement” means the Agreement in the form attached hereto as Schedule 1.1(g).

“SEC” means the Securities and Exchange Commission.

“Security Agreements” means, collectively, the 55 Broad Street Security Agreement, the 111 Eighth Avenue Security Agreement and the Rider X Security Agreement.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller-Provided Indebtedness” means all guarantees, letters of credit and other security issued, granted, furnished or obtained by Seller or any of its Affiliates (other than the Company or any Subsidiary) on behalf of or for the benefit of the Company or any of the Subsidiaries.

“Seller Representatives” has the meaning set forth in Section 6.11.

“Seller’s Benefit Plans” has the meaning set forth in Section 4.13(a).

“Seller Transaction Documents” has the meaning set forth in Section 4.3(a).

“Shares” has the meaning set forth in the Recitals of this Agreement.

“Stock Options List” has the meaning set forth in Section 4.5.

“Subsidiaries” or “Subsidiary” means (a) as of the date hereof, the Persons or a Person, as the case may be, listed in Section I of Schedule 1.1(a) and (b) as of the Closing Date, the Persons or a Person, as the case may be, listed in Section II of Schedule 1.1(a).

“Tax” means all taxes, charges, fees, surcharges (including the federal Universal Service Fund charges and surcharges, the New York State Targeted Accessibility Fund charges and surcharges and any other regulatory charge or surcharge that may be imposed by any Governmental Authority) and levies based upon gross or net income, gross receipts, franchises, premiums, profits, sales, use, value added, transfer, employment or payroll, including any ad valorem, environmental, excise, license, occupation, property, severance, stamp, withholding, or windfall profit tax, any custom duty or other tax, together with any interest credit or charge, penalty, addition to tax or additional amount imposed by or payable to any Taxing Authority.

“Tax Allocation Agreement” means the Amended and Restated Tax Sharing Agreement, dated February 24, 2004, by and among Seller and the Company (including all of its subsidiaries that would be considered members of its affiliated group of corporations).

“Tax Return” means, with respect to any corporation or group of corporations, all reports, estimates, extension requests, information statements and returns relating to, or required to be filed in connection with, any payment of any Tax.

“Taxing Authority” means the IRS and any other domestic or foreign Governmental Authority responsible for the administration of any Tax.

“Treasury Regulations” means regulations promulgated by the United States Department of the Treasury (or its successor).

“Unnecessary Leases” has the meaning set forth in Section 4.20(d).

“Unnecessary Software List” has the meaning set forth in Section 6.21.

“Updated Schedules” has the meaning set forth in Section 6.8.

“Upward Capital Expenditure Adjustment” has the meaning set forth in Section 3.3(a)(i).

“Upward Working Capital Adjustment” has the meaning set forth in Section 3.3(d)(i).

“Vacation Adjustment” has the meaning set forth in Section 3.3(e).

“Vacation Adjustment Amount” means, for each Company Employee as of 12:01 a.m. on the day immediately following the Closing Date, the product of (a) the sum of (i) the number of accrued, paid vacation days that such Company Employee was entitled to received in calendar year 2005 but that such Company Employee did not use or was not otherwise paid for by the Company or any Subsidiary prior to the Closing and that, in accordance with the applicable vacation policy of the Company and/or the Subsidiaries, such Company Employee is permitted to carry over to 2006, minus (ii) five (5), and (b) the Company Employee’s annual base salary divided by 264.

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or accounts as shall have been designated by notice to the paying party.

“WTC Site Cases” has the meaning set forth in Schedule 4.8 to this Agreement.

“Working Capital” means the working capital of the Company and the Subsidiaries as calculated in accordance with Schedule 1.1(d) hereto.

ARTICLE II
PURCHASE OF SHARES

Section 2.1    Purchase of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell to Buyer, and Buyer shall purchase from Seller, subject to Section 3.3 below, the Shares for an aggregate amount equal to Thirty-Two Million Dollars ($32,000,000) (the “Purchase Price”).

Section 2.2    Deposit.  Simultaneously with the execution of this Agreement, Buyer shall deliver by Wire Transfer to Seller an earnest money deposit in the sum of Two Million Dollars ($2,000,000) (the “Deposit”). The Deposit is non-refundable regardless of the termination of this Agreement, except that Buyer shall be entitled to the return of the Deposit if (a) Buyer terminates this Agreement pursuant to Section 10.1(a)(ii) or 10.1(a)(iii) (provided the failure of the applicable condition(s) or the non-occurrence of the Closing, as applicable, giving rise to Buyer’s right to terminate under either such Section is not in any manner due to Buyer’s failure to fulfill any obligation under or breach of this Agreement, including an inability of Buyer to obtain financing or funding for the payment of the Purchase Price or any other financial- or security-related obligation) or (b) Seller terminates this Agreement pursuant to Section 10.1(a)(ii) or 10.1(a)(iii) based upon the failure of a condition or a failure to close, respectively, that is not in any manner due to Buyer’s failure to fulfill any obligation under or breach of this Agreement, including an inability of Buyer to obtain financing or funding for the payment of the Purchase Price or any other financial- or security-related obligation. In the event the Closing occurs, the Deposit shall be applied as a credit against the Closing Purchase Price Payment payable at Closing pursuant to Section 3.2(c).

ARTICLE III
THE CLOSING

Section 3.1    Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the purchase and sale of the Shares (the “Closing”) shall be at 10:00 A.M. local time at the offices of Seller located at 4 Irving Place, New York, New York 10003, on the third Business Day following the date on which all of the conditions set forth in Article VIII (other than those conditions designating instruments, certificates or other documents to be delivered at the Closing) shall have been satisfied or waived, or such other location, date and time as Buyer and Seller shall agree upon in writing. The date upon which Closing actually occurs is hereinafter referred to as the “Closing Date” and the Closing shall be effective for all purposes herein as of 12:00 noon New York City time on the Closing Date (or such other time as Buyer and Seller shall agree upon in writing).

Section 3.2    Closing Deliveries.  At the Closing, the parties hereto shall take the following actions:

(a)    Seller shall deliver to Buyer one or more certificates representing all of the Shares, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed;

(b)    Seller shall deliver to Buyer the minute books, stock ledgers, corporate seal and all other corporate books and records of the Company and the Subsidiaries, which delivery may be effected by leaving the foregoing books, ledgers, seal and records in the offices of the Company and the Subsidiaries as of the Closing Date;

(c)    Buyer shall deliver to Seller the Purchase Price as due and payable at the Closing (taking into account the Non-Disputed Initial Adjustment Amount) (the “Closing Purchase Price Payment”), less the Deposit, by Wire Transfer. Any disputed adjustments to the Purchase Price shall be resolved and paid in accordance with Section 3.3 below.

(d)    Each party hereto shall deliver to the other the opinions, certificates and other documents, as applicable, required to be delivered by such party pursuant to Article VIII hereof; and

(e)    Upon receipt of the Shares, Buyer shall deliver to Seller a receipt evidencing receipt of the Shares and, upon receipt of the Closing Purchase Price Payment, Seller shall deliver to Buyer a receipt evidencing receipt of the Closing Purchase Price Payment.

Section 3.3    Purchase Price Adjustments.

(a)    Capital Expenditure Adjustment.

(i)    If, during the period from September 1, 2005 to and including the Closing Date (the “CapEx Interim Period”), the Company and the Subsidiaries, on a combined basis, have made and paid for Capital Expenditures in excess of the Required Capital Expenditures Amount, then the Purchase Price shall be increased, dollar for dollar, by an amount equal to such excess (the “Upward Capital Expenditure Adjustment”).

(ii)    If, during the CapEx Interim Period, the Company and the Subsidiaries, on a combined basis, have made and paid for Capital Expenditures in an amount that is less than the Required Capital Expenditures Amount, then the Purchase Price shall be decreased, dollar for dollar, by an amount equal to the difference between the Required Capital Expenditures Amount and the amount of Capital Expenditures made and paid for by the Company and the Subsidiaries during the CapEx Interim Period (the “Downward Capital Expenditure Adjustment”).

(b)    MPLS Enhancement Project Adjustment. The Purchase Price shall be increased, dollar for dollar up to the MPLS Enhancement Project Adjustment Cap, by the amount of MPLS Enhancement Project Capital Expenditures made and paid for by the Company and the Subsidiaries, on a combined basis, during the CapEx Interim Period (the “MPLS Enhancement Project Adjustment”).

(c)    Indebtedness Adjustment. The Purchase Price shall be reduced, dollar for dollar, by the outstanding principal amount of any Adjustment Indebtedness on the Closing Date (the “Indebtedness Adjustment”).

(d)    Working Capital Adjustment.

(i)    If the Working Capital of the Company and the Subsidiaries, on a combined basis, as of the Closing Date exceeds $0, then the Purchase Price shall be increased, dollar for dollar, by an amount equal to such excess (the “Upward Working Capital Adjustment”).

(ii)    If the Working Capital of the Company and the Subsidiaries, on a combined basis, as of the Closing Date is less than $0, then the Purchase Price shall be decreased, dollar for dollar, by an amount equal to such negative amount (the “Downward Working Capital Adjustment”).

(e)    Vacation Adjustment. If the Closing occurs in calendar year 2006, then the Purchase Price shall be decreased, dollar for dollar, by an amount equal to the sum of the Vacation Adjustment Amount for each Company Employee (if any) as of the Closing Date (the “Vacation Adjustment”).

(f)    Determination and Payment of Adjustments.

(i)    (A)  At least fifteen (15) days prior to the Closing Date, Seller shall prepare and deliver to Buyer a certificate executed by the CFO of CSS, on behalf of Seller (the “Pre-Closing Adjustment Certificate”), setting forth Seller’s good faith estimate, as of the Closing Date, of the Upward Capital Expenditure Adjustment or Downward Capital Expenditure Adjustment (if any), the MPLS Enhancement Project Adjustment (if any), the Indebtedness Adjustment (if any), the Upward Working Capital Adjustment or Downward Working Capital Adjustment (if any), the Vacation Adjustment (if any) and the cumulative net adjustment amount as a result of the foregoing adjustments (the “Estimated Adjustment Amount”). Within ten (10) days following Buyer’s receipt of the Pre-Closing Adjustment Certificate, Buyer may object in good faith to the Estimated Adjustment Amount in writing, in which case Buyer shall set forth the reason(s) for its good faith dispute. For purposes of Buyer’s review of the Pre-Closing Adjustment Certificate, Seller agrees to permit Buyer and its accountants to examine all working papers, schedules and other documentation used or prepared in producing the Pre-Closing Adjustment Certificate.

(B)  If Buyer objects to the Estimated Adjustment Amount within such ten (10) day period, Seller and Buyer shall attempt to resolve such dispute through good faith negotiation. If Seller and Buyer are unable to resolve such dispute by the date that is one (1) day prior to the Closing Date (or if Buyer fails to object to the Estimated Adjustment Amount within the time period specified above), the amount of the Estimated Adjustment Amount not disputed in good faith by Buyer (or if Buyer fails to object to the Estimated Adjustment Amount within the time period specified above, the Estimated Adjustment Amount) (the “Non-Disputed Initial Adjustment Amount”) shall be paid by Buyer or deducted from the Purchase Price, as the case may be, on the Closing Date, and any good faith dispute with respect to the Estimated Adjustment Amount shall be resolved in connection with the adjustments provided in Sections 3.3(f)(ii) and/or (iii) below.

(ii)   (A)  Within twenty (20) days after the Closing Date, Seller shall prepare and deliver to Buyer a certificate executed by the CFO of CSS, on behalf of Seller (the “Post-Closing Adjustment Certificate”), setting forth Seller’s calculation, as of the Closing Date, of the Upward Capital Expenditure Adjustment or Downward Capital Expenditure Adjustment (if any), the MPLS Enhancement Project Adjustment (if any), the Indebtedness Adjustment (if any), the Upward Working Capital Adjustment or Downward Working Capital Adjustment (if any), the Vacation Adjustment (if any) and the cumulative net adjustment amount as a result of the foregoing adjustments (the “Interim Adjustment Amount”). Within forty-five (45) days following Buyer’s receipt of the Post-Closing Adjustment Certificate (the “Buyer Objection Period”), Buyer may object in good faith to the Interim Adjustment Amount in writing, in which case it shall set forth the reason(s) for its good faith dispute (any such written objection, a “Buyer Objection Notice”). For purposes of Buyer’s review of the Post-Closing Adjustment Certificate, Seller agrees to permit Buyer and its accountants to examine all working papers, schedules and other documentation used or prepared in producing the Post-Closing Adjustment Certificate.

(B)  If Buyer objects to the Interim Adjustment Amount within the Buyer Objection Period, Seller and Buyer shall attempt to resolve such dispute through good faith negotiation. If Seller and Buyer are unable to resolve such dispute within five (5) days after the end of the Buyer Objection Period (or if Buyer fails to object to the Interim Adjustment Amount within the Buyer Objection Period), then, if the Interim Adjustment Amount not disputed in good faith by Buyer (or, if Buyer fails to object to the Interim Adjustment Amount within the time period specified above, the Interim Adjustment Amount) (the “Non-Disputed Interim Adjustment Amount”) is greater or less than the Non-Disputed Initial Adjustment Amount, then on the Interim Adjustment Date (1) to the extent that the Non-Disputed Interim Adjustment Amount exceeds the Non-Disputed Initial Adjustment Amount, Buyer shall pay to Seller the amount of such excess, and (2) to the extent that the Non-Disputed Interim Adjustment Amount is less than the Non-Disputed Initial Adjustment Amount, Seller shall pay to Buyer the amount of such deficiency. Any amount paid pursuant to this Section 3.3(f)(ii)(B) shall be paid with interest calculated at the prime rate of the JP Morgan Chase Bank in effect on the Closing Date and applicable to the period from the Closing Date to the date of payment, and shall be paid by Wire Transfer. The “Interim Adjustment Date” as used herein means (x) if Buyer does not dispute the Interim Adjustment Amount contained in the Post-Closing Adjustment Certificate pursuant to Section 3.3(f)(ii)(A), the sixtieth (60th) day after Buyer’s receipt of the Post-Closing Adjustment Certificate, or (y) if Buyer disputes the Interim Adjustment Amount contained in the Post-Closing Adjustment Certificate pursuant to Section 3.3(f)(ii)(A), the tenth (10th) day following the expiration of the Buyer Objection Period. Any good faith dispute with respect to the Interim Adjustment Amount shall be resolved in connection with the adjustment provided in Section 3.3(f)(iii) below.

(iii)          (A)  Buyer and Seller shall submit any remaining dispute with respect to the Interim Adjustment Amount for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report upon such remaining disputed amounts to Buyer and Seller within twenty (20) Business Days after the engagement of such Independent Accounting Firm, and such report shall be final, binding and conclusive on Buyer and Seller with respect to such remaining disputed amounts. The fees and disbursements of the Independent Accounting Firm in connection with the resolution of such disputed amounts shall be borne equally by Buyer and Seller.

(B)  If the Final Adjustment Amount is greater or less than the Non-Disputed Interim Adjustment Amount, then, within five (5) Business Days following the determination by the Independent Accounting Firm in accordance with Section 3.3(f)(iii)(A), (1) to the extent that the Final Adjustment Amount exceeds the Non-Disputed Interim Adjustment Amount, Buyer shall pay to Seller the amount of such excess, and (ii) to the extent that the Final Adjustment Amount is less than the Non-Disputed Interim Adjustment Amount, Seller shall pay to Buyer the amount of such deficiency. Any amount paid pursuant to this Section 3.3(f)(iii)(B) shall be paid with interest calculated at the prime rate of the JP Morgan Chase Bank in effect on the Closing Date and applicable to the period from the Closing Date to the date of payment, and shall be paid by Wire Transfer.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise set forth in a Schedule or an Updated Schedule hereto or in the Stock Options List, the Contracts List or the Insurance and Bond List, Seller hereby represents and warrants to Buyer as of the date hereof:

Section 4.1    Organization and Related Matters.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate all of its properties and assets, and is duly licensed or qualified to do business and is in good standing in each state in which the nature of the business there conducted by it or the character of the assets there owned by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

(b)    Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority to own the Shares.

(c)    Except as set forth on Schedule 4.1(c), the minute books of the Company and the Subsidiaries contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors of the Company and the Subsidiaries, except where the failure to keep such records or accurately reflect all actions taken would not have a material effect on the conduct of the business of the Company and the Subsidiaries, taken as a whole. Except as set forth on Schedule 4.1(c), Seller has made complete and accurate copies of all such minute books and the stock register of the Company and each Subsidiary available for review by Buyer.

Section 4.2    Subsidiaries.

(a)    Except as set forth on Schedule 4.2, all of the outstanding shares of capital stock of, and limited liability member interests in, the Subsidiaries, as applicable, are owned beneficially and of record, directly or indirectly, by the Company, free and clear of any Encumbrances. Except as set forth on Schedule 4.2, each Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization, and, as applicable, has the corporate or limited liability company power and authority to carry on its business as now being conducted and to own, lease and operate all of its properties and assets. Each Subsidiary is duly licensed or qualified to do business and is in good standing in each state in which the nature of the business there conducted by it or the character of the assets there owned by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect.

(b)    Except as set forth on Schedule 4.2 and except for the Subsidiaries, there are no corporations, limited liability companies, partnerships, or other entities in which the Company owns, of record or beneficially, any direct or indirect equity interest or any right (contingent or otherwise) to acquire the same.

Section 4.3    Authority; No Violation.

(a)    Seller has full corporate power and authority to execute and deliver this Agreement, the Security Agreements and the other documents required to be executed and delivered by Seller in connection herewith and therewith (collectively, the “Seller Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Seller Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to approve this Agreement and the other Seller Transaction Documents and to consummate the transactions contemplated hereby or thereby. This Agreement and each other Seller Transaction Document has been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery of this Agreement and each other Seller Transaction Document by the other party or parties thereto) constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

(b)    Except as set forth on Schedule 4.3(b) and assuming that the filings, notifications, authorizations, consents, orders and/or approvals referred to in Section 4.4 are, as applicable, duly made and/or obtained, neither the execution and delivery of this Agreement or any other Seller Transaction Document by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby to be performed by it, nor compliance by Seller with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Seller, the Company, or any Subsidiary, or (ii) (A) violate any applicable law with respect to Seller, the Company, any Subsidiary, or any of their respective properties or assets, (B) result in the creation of any Encumbrance upon any of the Shares or upon any of the assets or properties of the Company or any Subsidiary, or (C) violate, conflict with, result in a breach of any provision of, or constitute a default under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller, the Company, or any Subsidiary is a party, or by which Seller, the Company, or any Subsidiary or any of their respective properties or assets may be bound or affected, except, with respect solely to clause (C) above, for such violations, Encumbrances, conflicts, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.4    Consents and Approvals.

Except for (i) the filings, notifications, authorizations, consents, orders or approvals listed in Schedule 4.4, and (ii) such other filings, notifications, authorizations, consents, orders or approvals, the failure of which to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect, no authorizations, consents, orders or approvals of or filings or notifications to any Governmental Authority or third party are necessary in connection with the execution and delivery by Seller of this Agreement or any other Seller Transaction Document, and the consummation by Seller of the transactions contemplated hereby or thereby. For the avoidance of doubt, Seller and Buyer specifically acknowledge and agree that Section 6.5, rather than this Section 4.4, governs their respective obligations with respect to making, obtaining and rendering cooperation in connection with the filings, notifications, authorizations, consents, orders and/or approvals listed in Schedules 4.4 and 5.3.

Section 4.5    Stock Ownership.  The authorized equity securities of the Company consist of 250,000,000 shares of common stock, par value $0.001 per share, of which 50,000,000 shares are issued and outstanding and constitute the Shares. Seller owns beneficially and of record all of the Shares, free and clear of all Encumbrances. Except to the extent that any of the options set forth on the Stock Options List are exercised during the Interim Period and, subject to the penultimate sentence of Section 6.10(g), the Company is required to issue stock of the Company in connection therewith, upon consummation of the transactions contemplated hereby, Buyer will own all of the issued and outstanding capital stock of the Company free and clear of all Encumbrances. Seller has the full and unrestricted power to sell, assign, transfer and deliver the Shares to Buyer upon the terms and subject to the conditions of this Agreement free and clear of Encumbrances. Except to the extent that any of the options set forth on the Stock Options List are exercised during the Interim Period and, subject to the penultimate sentence of Section 6.10(g), the Company is required to issue stock of the Company in connection therewith, there are no shares of capital stock of the Company issued or outstanding other than the Shares. All of the Shares are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. By letter of even date herewith, Seller provided to Buyer a list (the “Stock Options List”) setting forth, as of the date hereof, (i) the names of all Persons who have been granted options to purchase capital stock of the Company pursuant to the Company Option Plan (other than those options which have terminated, expired or been forfeited), (ii) the maximum number of shares of capital stock of the Company subject to such options, (iii) the duration of such options, (iv) the minimum strike price of such options and (v) certain information pertaining to the vesting of options issued under the Company Option Plan. None of the options set forth on the Stock Options List have been exercised as of the date hereof. Except as set forth on the Stock Options List, there is no outstanding option, warrant, right, subscription, call, unsatisfied preemptive right, convertible or exchangeable security, or other agreement or right of any kind to purchase or otherwise acquire any capital stock of the Company. Except as set forth on Schedule 4.5, all of the issued and outstanding shares of capital stock of, and limited liability member interests in, the Subsidiaries, as applicable, are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights, and are owned beneficially and of record by the Company or another of the Subsidiaries, free and clear of all Encumbrances. Except as set forth on Schedule 4.5, there is no outstanding option, warrant, right, subscription, call, unsatisfied preemptive right, convertible or exchangeable security, or other agreement or right of any kind to purchase or otherwise acquire, in each case from the Company or any Subsidiary, any capital stock of, or limited liability member interests in any Subsidiary, as applicable. Except as set forth on Schedule 4.5, there is no outstanding security of any kind convertible into or exchangeable for the capital stock of, or limited liability member interests in, any Subsidiary, as applicable, and there is no outstanding contract or other agreement of Seller, the Company, or any Subsidiary to purchase, redeem or otherwise acquire any outstanding shares of capital stock of, or limited liability member interests in, the Company or any Subsidiary, as applicable. None of the outstanding equity securities or other securities of the Company or any Subsidiary was issued in violation of the Securities Act of 1933, as amended, or any other applicable law.

Section 4.6    Financial Statements.

(a)    Seller has previously made available to Buyer true and correct copies of audited consolidated financial statements for the Company and the Subsidiaries as of and for the years ended December 31, 2004, 2003 and 2002 (collectively, the “Company GAAP Financial Statements”) and interim unaudited consolidated financial statements for the Company and the Subsidiaries as of and for the quarterly period ended September 30, 2005 (the “Interim Financial Statements”). Each of the balance sheets included in the Company GAAP Financial Statements fairly presents in all material respects the financial position of the Company and the Subsidiaries as of its date and each of the statements of operations and cash flow statements included in the Company GAAP Financial Statements fairly presents in all material respects the results of operations and cash flows of the Company and the Subsidiaries for the period therein set forth, in each case in accordance with GAAP applied on a consistent basis (except as may be disclosed in the notes thereto and except as set forth on Schedule 4.6). Except as set forth on Schedule 4.6, the Interim Financial Statements were prepared in a manner consistent with that employed in the Company GAAP Financial Statements. The Interim Financial Statements do not contain footnote disclosures and are subject to normal recurring year-end adjustments, but otherwise fairly present in all material respects the financial position and results of operations of the Company and the Subsidiaries for the periods and as of the dates therein set forth.

(b)    Except as set forth on Schedule 4.6, the books of account and other financial records of the Company and each Subsidiary: (i) reflect all material items of income and expense and all material assets and liabilities required to be reflected therein in accordance with GAAP applied on a basis consistent with the past practices of the Company and the Subsidiaries or statutory accounting principles, as applicable, (ii) are in all material respects complete and correct and do not contain or reflect any material inaccuracies or discrepancies, and (iii) have been maintained in accordance with good business, accounting and actuarial practices, as applicable.

Section 4.7    No Other Broker. Other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Seller, no broker, finder or similar intermediary has acted for or on behalf of Seller or the Company or the Subsidiaries, or is entitled to any broker’s, finder’s or similar fee or other commission from Seller, the Company or the Subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

Section 4.8    Legal Proceedings.  Except as set forth on Schedule 4.8, there are no pending, and no officer of the Company or any Subsidiary has received any written notice threatening any, actions, investigations or proceedings against or otherwise affecting the Company or any Subsidiary or any of their respective properties or assets, or challenging the validity or propriety of the transactions contemplated by this Agreement, and there is no injunction, order, judgment or decree imposed upon the Company or any Subsidiary, or any of their respective properties or assets.

Section 4.9    No Undisclosed Liabilities.  Except for (i) those liabilities or items set forth on Schedule 4.9, (ii) those liabilities that are reflected or reserved against on the Company GAAP Financial Statements or the Interim Financial Statements, and (iii) liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practice, no liabilities have been incurred by the Company or the Subsidiaries other than those that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.10   Compliance with Applicable Law.

(a)    Except as set forth on Schedule 4.10, each of the Company and the Subsidiaries holds in full force and effect all material licenses, franchises, permits and authorizations, other than Environmental Permits (which are addressed solely in Section 4.18), (“Permits”) necessary for the lawful ownership and use of their respective properties and assets and the conduct of their respective businesses (as currently conducted) under applicable laws relating to the Company and the Subsidiaries, and there has been no material violation of any Permit nor has Seller, the Company or any Subsidiary received written notice asserting any such violation.

(b)    Except as set forth on Schedule 4.10 and except to the extent that any Company Employee Plans are or may be subject to the requirements of Section 409A of the Code, each of the Company and the Subsidiaries is in compliance in all material respects with each applicable law relating to it or any of its assets, properties or operations; provided, however, that, notwithstanding the foregoing or anything to the contrary in this Agreement, the Seller’s representations and warranties concerning Benefit Plans are governed solely by Section 4.13.

Section 4.11   Absence of Certain Changes.  Except (i) as set forth on Schedule 4.11, (ii) as reflected on the Company GAAP Financial Statements or the Interim Financial Statements, (iii) as otherwise contemplated or permitted by this Agreement, including Section 6.1 hereof, or (iv) as otherwise approved by the prior written consent of Buyer, since December 31, 2004, the Company and the Subsidiaries, taken as a whole, (x) have conducted their business in the ordinary course of business consistent with past practice and (y) have not:

(a)	taken any action, or failed to take any action, that has caused the assets or properties (whether tangible or intangible) of the Company or any Subsidiary to be subjected to any Encumbrance;

(b)
made any change in its fiscal year, except as required by law, GAAP or statutory accounting practices of its state of domicile or made any change in its accounting methods, principles or practices or any change in depreciation or amortization policies or rates therefor adopted by it;

(c)	issued, sold, pledged, encumbered or disposed of, any of its capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same;

(d)	split, combined or reclassified any shares of capital stock, or redeemed, repurchased or otherwise acquired any of its capital stock;

(e)
merged with, entered into a consolidation with or acquired or sold an interest of 5% or more in any Person or acquired or sold, in one transaction or a series of related transactions, a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquired or sold any assets or securities (other than fixed maturity securities, cash and short-term investments) with an aggregate value in excess of $250,000 other than in the ordinary course of the Company’s business consistent with past practice and other than the granting of any indefeasible rights to use (“IRUs”), any IRU calls or any calls on equipment;

(f)
except as required by law, rule or regulation or any collective bargaining agreement, except as may relate to Section 409A of the Code and except for increases in the ordinary course of business consistent with past practice, granted or committed to any increase, or announced any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any of its senior officers who in the preceding twelve (12) months received compensation in excess of $200,000, or any director, including any increase or change pursuant to any Benefit Plans;

(g)	amended its charter or Bylaws (or other organizational documents), except as permitted under Section 6.12 hereof;

(h)
paid, discharged, settled or satisfied any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) except (i) where the amount that remains to be paid after the Closing Date is $250,000 or less, (ii) for repayment of Indebtedness or (iii) for payment of contractual obligations (other than Indebtedness) when due in the ordinary course of business;

(i)
renewed, amended, modified or terminated any of its contracts or arrangements, or assigned any of its rights, thereunder except (i) for such renewals, amendments, modifications, terminations, or assignments, as well as the expiration of contracts or agreements, as may be effectuated by the terms of such contracts or arrangements without affirmative act by the Company or any of the Subsidiaries, or (ii) as may have been made in the ordinary course of business, or (iii) as would not materially alter any rights under such contract or arrangement in a manner unfavorable to the Company or the Subsidiaries;

(j)	declared, set aside or paid any dividend or other distribution on or in respect of any shares of capital stock, other than dividends or distributions of available cash; or

(k)	agreed, whether in writing or otherwise, to take any of the actions that Seller represents in this Section 4.11 have not been taken, except as expressly contemplated by this Agreement.

Section 4.12    Technology and Intellectual Property.

(a)    Except as set forth on Schedule 4.12 and subject to the changes in the names of the Company and the Subsidiaries and to the reservation to Seller of the rights, title and interests described in Section 6.12, the Company or a Subsidiary owns or possesses, or has rights or licenses to use, the patents, trademarks (including common law trademarks), service marks, copyrights (including any registrations, applications or continuations relating to any of the foregoing), trade names, technology, trade secrets, inventions, know-how and computer programs which are necessary to carry on its business as currently conducted (each, an “Intellectual Property Asset”), and, to the knowledge of Seller, neither the Company nor any Subsidiary has engaged in any infringement of the intellectual property rights of others with respect to any such Intellectual Property Asset other than any infringements that, in the aggregate, would not have a material effect on the conduct of the business of the Company and the Subsidiaries, taken as a whole. Except as set forth on Schedule 4.12, subject to the changes in the names of the Company and the Subsidiaries and to the reservation to Seller of the rights, title and interests described in Section 6.12, and subject to the receipt of any required consents or the delivery of any required notifications (as set forth on Schedule 4.4), the execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will neither cause the Company or any Subsidiary to be in violation or default under any licenses, sublicenses or other agreements to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary is authorized to use any Intellectual Property Asset, nor entitle any other party to any such license, sublicense or agreement to terminate such license, sublicense or agreement. Schedule 4.12 sets forth a complete and correct list, as of the date hereof, of the trademarks that are used in the business as currently conducted by the Company or any Subsidiary and all registrations and applications for registration of any Intellectual Property Assets. Except as set forth on Schedule 4.12, Seller has no knowledge of any infringement by third parties of the Intellectual Property Assets.

(b)    Except as set forth on Schedule 4.12 and subject to the changes in the names of the Company and the Subsidiaries and to the reservation to Seller of the rights, title and interests described in Section 6.12, to the knowledge of Seller, the use of any Intellectual Property Asset in the business as currently conducted by the Company or any Subsidiary does not breach, violate or infringe any intellectual property rights of any third party and (except for the payment of computer software or other licensing fees as set forth on Schedule 4.12) does not require any payment for the use of any patent, trade name, service mark, trade secret, trademark, copyright or other intellectual property right or technology owned by any third party, other than any such breaches, violations, infringements or payments that, in the aggregate, would not have a material effect on the conduct of the business of the Company and the Subsidiaries, taken as a whole.

Section 4.13    ERISA; Benefit Plans.

(a)    Schedule 4.13(a) sets forth a list, as of the date of this Agreement, of all material deferred compensation, retirement, profit-sharing, and pension benefit plans (as described in Section 3(2) of ERISA, whether or not subject to ERISA) and all material incentive compensation plans, bonus plans, plans providing for stock ownership, stock purchase, stock options, phantom stock, severance, change in control, section 125 cafeteria (including any healthcare flexible spending accounts), dependent care, medical care, dental care, vision care, insurance (including death and disability), employee assistance, education assistance or tuition assistance plans or programs, employee welfare benefit plans (as defined in Section 3(1) of ERISA and whether or not subject to ERISA) and any currently effective executive compensation or severance agreements, written or otherwise, of Seller or Seller’s ERISA Affiliates as defined in section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliates”) that are not maintained or sponsored by the Company or any of the Subsidiaries but (i) in which Company Employees participate or (ii) to which the Company or any of the Subsidiaries makes, or are required to make, contributions with respect to certain Company Employees, or in which the Company or any of the Subsidiaries is a participating employer (collectively, the “Seller’s Benefit Plans”). Although the rights of Company Employees to participate further in Seller’s Benefit Plans may be terminated in the manner specified under Section  6.10, none of the Seller’s Benefit Plans will be terminated as a result of this Agreement.

(b)    Schedule 4.13(b) sets forth a list, as of the date of this Agreement, of all material deferred compensation, retirement, profit-sharing, and pension benefit plans (as described in Section 3(2) of ERISA whether or not subject to ERISA), and all material incentive compensation plans, bonus plans, plans providing for stock ownership, stock purchase, stock options, phantom stock, severance, change in control, section 125 cafeteria (including any healthcare flexible spending account), dependent care, medical care, dental care, vision care, insurance (including death and disability), employee assistance, education assistance or tuition assistance plans or programs and employee welfare benefit plans (as defined in Section 3(1) of ERISA) maintained or sponsored by the Company or any of the Subsidiaries with respect to Company Employees, as well as the written vacation/sick policy of the Company and the Subsidiaries, and any executive employment, compensation or severance agreement, written or otherwise, that was sponsored, entered into, or maintained by the Company or any of the Subsidiaries, in each case during the six year period ending on the date of this Agreement and for which the Company or any Subsidiary will incur any liability after the Closing Date (the “Company Employee Plans” and, together with the Seller’s Benefit Plans described in Section 4.13(a) above, the “Benefit Plans”).

Except, for purposes of Sections 4.13(c) through (i) below, as set forth on Schedule 4.13(c):

(c)    Copies of all Benefit Plans concerning which Buyer or Buyer’s Affiliates will incur any liability after the Closing Date have been made available to Buyer. Seller has also made available to Buyer descriptions of all lawsuits, claims filed and pending (other than for benefits in the normal course), grievances pending and similar formal actions pending with respect to the Company Employee Plans of which Seller is aware. Except to the extent that any Company Employee Plans are or may be subject to the requirements of Section 409A of the Code, the Company Employee Plans are in compliance with the presently applicable provisions of ERISA, the Code and other applicable laws, except for such failures to fulfill such obligations or comply with such provisions which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(d)    None of the Company Employee Plans are employee pension benefit plans within the meaning of Section 3(2) of ERISA. No pension benefit plan in whole or in part sponsored, maintained or contributed to (or required to be contributed to) by Seller or any of Seller’s ERISA Affiliates has been terminated or partially terminated under circumstances that would result in any liability to the Company or any Subsidiary under such plan or Title IV of ERISA.

(e)    As of the date of this Agreement, no more than three Company Employees, each of whom formerly was employed by CECONY, participate in the Consolidated Edison Retirement Plan. Company Employees participate in the Consolidated Edison Thrift Savings Plan (401(k)Plan). Company Employees will no longer be eligible to receive benefit accruals or contributions under the Consolidated Edison Retirement Plan or the Consolidated Edison Thrift Savings Plan after the Closing Date. Each of the Consolidated Edison Retirement Plan and the Consolidated Edison Thrift Savings Plan has received a letter from the IRS evidencing the IRS’s determination that each such plan is qualified under Section 401(a) of the Code, as currently in effect, and nothing has occurred or failed to occur in connection with the adoption, maintenance or operation of either such plan that would cause the loss of such qualification.

(f)    Neither the Company, the Subsidiaries, the Seller, nor any ERISA Affiliate participates or has ever participated in a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA), nor has the Seller or any ERISA Affiliate ever made a complete or partial withdrawal from a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA) resulting in “withdrawal liability” (as such term is defined in Section 4201 of ERISA), without regard to any subsequent waiver or reduction under Section 4207 or 4208 of ERISA.

(g)    Contributions and any premiums that are required to be made by the Seller, the Company, the Subsidiaries or any ERISA Affiliate pursuant to either any Seller’s Benefit Plan or any Company Employee Plan, which may be subject to Section 412 of the Code, or pursuant to a collective bargaining agreement, if applicable, for each of the five consecutive plan years ending prior to the Closing Date have been made on or before their respective due dates and a reasonable amount has been accrued on the books of the Seller, the Company, the Subsidiaries and/or any ERISA Affiliate, as applicable, for any such contributions for the current plan year in accordance with GAAP.

(h)    Seller’s Affiliate, CECONY, currently maintains a retiree health program for individuals who are participants in the Consolidated Edison Retirement Plan and who meet certain other eligibility requirements. As of the date of this Agreement, there are no more than three Company Employees who are participants in the Consolidated Edison Retirement Plan due to their prior employment with CECONY and who would be eligible to receive retiree health benefits if the other eligibility requirements for such benefits were satisfied, but for whom such other eligibility requirements will not be satisfied if the Closing occurs before the date on which either Buyer or Seller may terminate this Agreement pursuant to Section 10.1(a)(iii). In any event, pursuant to the terms of Section 6.10(b), neither the Company nor the Subsidiaries will be obligated to make any payments to (i) any Company Employee (including any Company Employee described in the immediately preceding sentence) who may be (or may become) entitled to benefits under the retiree health program described in the first sentence of this Section 4.13(h) for, or with respect to, such benefits or (ii) such retiree health plan with respect to any Company Employee after the Closing Date. Other than (i) the potential retiree medical benefits described in the first sentence of this paragraph (h), (ii) the right to obtain continued health coverage under applicable COBRA provisions, and (iii) the right of certain employees pursuant to the Company CIC Plan or the Company Key Employee CIC Plan for a limited period of time after the Closing Date as described in such Company CIC Plan or such Company Key Employee CIC Plan, as applicable, to participate in the medical plan maintained by the Company or the Subsidiaries after the Closing Date, neither the Company nor the Subsidiaries (A) have any plans or arrangements that provide for medical coverage after termination of employment with the Company or (B) sponsor, maintain, participate in, or contribute to (or have any obligation to contribute to) any voluntary employee benefit association intended to be exempt under Section 501(c)(9) of the Code.

(i)    Other than routine claims for benefits, there are no claims pending or, to the knowledge of Seller, threatened, against any Company Employee Plan or against the assets of any Company Employee Plan or of the Company with respect to any Company Employee Plan, nor are there any current or, to the knowledge of Seller, threatened, liens on the assets of any Company Employee Plan or of the Company with respect to any Company Employee Plan. Except to the extent that any Company Employee Plans are or may be subject to the requirements of Section 409A of the Code, the Company and the Subsidiaries have performed all material obligations required to be performed by them under the Company Employee Plans.

Section 4.14    Taxes. Except as set forth on Schedule  4.14:

(a)    The Company and the Subsidiaries (and any affiliated group of which the Company or any Subsidiary is a member (the “Affiliated Group”)) have timely filed with the appropriate Taxing Authorities all Tax Returns required to be filed (taking into account all valid extensions) and all such Tax Returns are complete and accurate and were prepared in compliance with all laws and regulations. The Company and the Subsidiaries have paid on a timely basis all Taxes that were due and payable and each member of the Affiliated Group has paid all Taxes for which the Company or any Subsidiary may be liable that were due and payable with respect to all affiliated periods. Neither the Company nor any Subsidiary is or will be liable for amounts pursuant to the Tax Allocation Agreement or any other tax sharing agreement, indemnity or similar agreement or arrangement. The unpaid Taxes of the Company and the Subsidiaries for tax periods through September 30, 2005 do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Interim Financial Statements;

(b)    All Taxes that are due and payable by the Company and the Subsidiaries before the date hereof have been timely paid, except such Taxes, if any, as (i) are being contested in good faith, (ii) are set forth on Schedule 4.14 and (iii) as to which adequate reserves have been provided in the relevant financial statements;

(c)    There are no Encumbrances on any of the assets of the Company or any Subsidiary that arose in connection with any failure to pay any Taxes (other than Taxes that are not due as of the date hereof);

(d)    Except to the extent that any Benefit Plans are or may be subject to the requirements of Section 409A of the Code, the Company and the Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

(e)    No audit or other administrative or court proceeding exists or has been initiated with regard to any Tax Returns of the Company or any Subsidiary, and neither the Company nor any Subsidiary has received any notice that any such material audit or other administrative or court proceeding is pending or threatened with respect to any Tax Return filed by or with respect to the Company or any Subsidiary;

(f)    Neither the Company nor any Subsidiary has requested an extension of time within which to file any Tax Return in respect of any taxable year which has subsequently not been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company or any Subsidiary;

(g)    For purposes of determining whether Seller has satisfied the conditions to Closing set forth in Section 8.1(a), but not for purposes of determining Seller’s indemnity obligations under Section 7.1(a), any representation or warranty with respect to Taxes contained in this Section 4.14 shall be deemed to be accurate unless an inaccuracy contained therein would have, individually or in the aggregate, a Material Adverse Effect;

(h)    Neither the Company nor any Subsidiary: (i) is a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that would be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Section 280G(b)(4) of the Code) or similar provision of foreign, state or local law; (iv) has been a member of any affiliated, consolidated, combined, unitary or similar group other than an Affiliated Group referred to in Section 4.14(a); (v) is a person other than a United States person within the meaning of the Code; (vi) has or has been engaged in a trade or business or a permanent establishment in any jurisdiction outside the United States; (vii) is a United States shareholder as defined in Section 951(b) of the Code of a controlled foreign corporation as defined in Section 957 of the Code; or (viii) is a shareholder of a passive foreign investment company as defined in Section 1297 of the Code;

(i)    There is no limitation on the utilization by either the Company or any Subsidiary of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of state law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement);

(j)    No proceeding exists or has been initiated by any Governmental Authority for a jurisdiction in which no Tax Return is filed or with respect to the Company and the Subsidiaries that may lead to an assertion that the Company or any Subsidiary may be subject to Tax liability in such jurisdiction, and neither the Company nor any Subsidiary has received any written notice that any such proceeding is pending or threatened with respect to the Company or any Subsidiary. Neither the Company nor any Subsidiary has commenced activities in any jurisdiction which will result in an initial filing of any Tax Return with respect to Taxes imposed by a Governmental Authority that it had not previously been required to file in the immediately preceding taxable period;

(k)    There are no requests for rulings from a Taxing Authority outstanding with respect to the Company or any Subsidiary;

(l)    Each asset with respect to which the Company or any Subsidiary claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by the Company or the Subsidiary that claims such depreciation, amortization or similar expense;

(m)    Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code;

(n)    The Company and Subsidiaries are members of a “selling consolidated group” within the meaning of Section 1.338(h)(10)-1(b)(2) of the Treasury Regulations, and Seller is eligible to make an election under Section 338(h)(10) of the Code with respect to the Company and the Subsidiaries (any comparable election under state, local or foreign tax law);

(o)    Neither the Company nor any Subsidiary has participated, directly or indirectly, in a transaction which is described in Sections 1.6011-4(b)(2) or 1.6011-4(b)(3) of the Treasury Regulations; and

(p)    Neither the Company nor any Subsidiary has participated in or cooperated with any international boycott within the meaning of Section 999 of the Code.

Section 4.15    Contracts.

(a)    By letter of even date herewith, Seller provided to Buyer a complete and accurate list (the “Contracts List”) setting forth, as of the date hereof, (i) all contracts pursuant to which (A) the Company or any Subsidiary is a party and (B) the Company or any Subsidiary has non-contingent obligations to the contract counterparty in excess of $100,000 per calendar year, (ii) all contracts pursuant to which (A) the Company or any Subsidiary is a party and (B) the contract counterparty has non-contingent obligations to the Company or any Subsidiary for monthly recurring charges of at least $8,333, (iii) all contracts that limit or purport to limit the Company or any Subsidiary in any line of business or with any Person or in any geographic area and (iv) all contracts and agreements relating to Indebtedness of the Company or any Subsidiary, in each case other than Leases and Necessary Leases (the foregoing contracts are referred to herein collectively as the “Contracts”). Except as set forth on the Contracts List, neither Seller, the Company, nor any Subsidiary has received written notice of a cancellation of or an intent to cancel any Contract.

(b)    Except as set forth on the Contracts List, assuming the due authorization, execution and delivery by the other parties thereto, each Contract is legal, valid, binding, and enforceable against the other parties thereto, is in full force and effect, and will not cease to be in full force and effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such Contract.

(c)    Except as set forth on the Contracts List, (i) no officer of the Company has received any notice of any breach under any Contract, other than such breaches or defaults by the Company or any Subsidiary which would cost less than $250,000 in the aggregate for the Company or any Subsidiary to cure, and (ii) to the knowledge of Seller, no other party to any Contract is in breach thereof or default thereunder.

(d)    Schedule 4.15(d) sets forth a complete and accurate list of all Seller-Provided Indebtedness.

(e)    The Contracts List sets forth, as of the date hereof, (i) all contracts pursuant to which (A) the Company or any Subsidiary is a party and (B) the Company or any Subsidiary has non-contingent obligations to the contract counterparty greater than $25,000 but less than $100,000 per calendar year, and (ii) all contracts pursuant to which (A) the Company or any Subsidiary is a party and (B) the contract counterparty has non-contingent obligations to the Company or any Subsidiary for monthly recurring charges of more than $2,083 but less than $8,333, in each case other than Leases and Necessary Leases.

(f)    Con Edison Communications, LLC (“CECLLC”) has timely notified the Port Authority of New York and New Jersey (the “Port Authority”) of CECLLC’s election to extend the term of the letting under the Agreement of Lease Tunnel Duct between the Port Authority and Telergy Network Services, Inc., dated October 24, 2000 (the “Port Authority Lease”), for the first five-year extension period referenced in Section 4(b)(i) of the Port Authority Lease. The Port Authority Lease is a Necessary Lease that is subject to the representations and warranties applicable to Necessary Leases in Section 4.20(c).

Section 4.16    Title to Assets. Except as set forth in Schedule 4.16 and except for Encumbrances reflected in the financial statements of the Company as of December 31, 2004 or September 30, 2005, the Company and the Subsidiaries have, as applicable, good title to, or valid and subsisting leasehold interests in, all personal property and other assets on their books and reflected on the Company’s balance sheet at December 31, 2004 and September 30, 2005 included as part of the Company GAAP Financial Statements and the Interim Financial Statements, respectively, or acquired in the ordinary course of business consistent with past practice since December 31, 2004 or September 30, 2005, as appropriate, which would have been required to be reflected on such balance sheet if acquired on or prior to such date, in each case other than assets which have been disposed of in the ordinary course of business consistent with past practice. None of the properties and assets of the Company or any Subsidiary is subject to any Encumbrance, except for Encumbrances set forth on Schedule 4.16 or reflected in the financial statements of the Company as of December 31, 2004 or September 30, 2005.

Section 4.17    Transactions with Certain Persons. Except as set forth on Schedule 4.17, neither any officer, director or employee of Seller, the Company or any Subsidiary, nor, to the knowledge of Seller, any officer, director or employee of any Affiliate of Seller, the Company or any Subsidiary, nor any member of any such Person’s immediate family, is now a party to any transaction with the Company or any Subsidiary, including any contract or other binding arrangement (i) providing for the furnishing of services by such Person (except in such Person’s capacity as an officer, director, employee or consultant), (ii) providing for the rental of real or personal property from such Person, or (iii) otherwise requiring payments (whether pursuant to indebtedness or otherwise) to such Person (other than for services as an officer, director, employee or consultant of Seller, the Company, any Subsidiary or any of their respective Affiliates).

Section 4.18    Environmental Laws. Except as set forth on, and subject to, Schedule 4.18: (i) the Company and each Subsidiary is in material compliance with all applicable Environmental Laws, and possesses and is in material compliance with all Environmental Permits required under such laws for the conduct of its business operations, (ii) there are no past events or conditions that would give rise to any material liability of the Company or any Subsidiary under any Environmental Law, (iii) there has been no release of hazardous materials at any property owned, or operated by the Company or any Subsidiary now or in the past that would give rise to any material liability of the Company or any Subsidiary under any Environmental Law and (iv) no written notice, demand, request for information, citation or complaint has been received by the Company or any Subsidiary from, and no action or proceeding is pending or threatened by, any Governmental Authority against the Company or any Subsidiary, with respect to any Environmental Law.

Section 4.19    Insurance Coverage. Seller shall provide to Buyer, by letter of even date herewith and by a subsequent letter delivered on or prior to the Closing Date, a list (the “Insurance and Bond List”) setting forth, as of the date hereof and as of the Closing Date, respectively, (i) the insurance carrier, policy number, limits, expiration date and determinant of coverage (claims made or occurrence) of the insurance covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company or any Subsidiary, which insurance, subject to expiration of the insurance policies in accordance with their terms and the actions contemplated by Section 6.18, is in full force and effect, and (ii) the bond number, bond amount and term of the surety bonds under which the Company or any Subsidiary is the principal.

Section 4.20    Real Property.

(a)    Neither the Company nor any Subsidiary owns any real property.

(b)    Schedule 4.20(b) lists all leases of, and licenses for, real property to which the Company or any Subsidiary is a party (collectively, the “Leases”).

(c)    Except as set forth on Schedule 4.20(c), with respect to any Lease set forth on Schedule 4.20(b) that is necessary for the Company and the Subsidiaries to perform their respective obligations under the Contracts (collectively, the “Necessary Leases”): (i) such Necessary Lease is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the respective landlord and tenant with respect to such property; (ii) subject to the receipt of any consent or the delivery of any notification required under such Necessary Lease (all of which are set forth on Schedule 4.4), such Necessary Lease will not cease to be legal, valid, binding, enforceable and in full force and effect on terms identical to those currently in effect (except to the extent any such Necessary Lease is amended in connection with the transactions contemplated by this Agreement) as a result of the consummation of the transactions contemplated by this Agreement; (iii) subject to the receipt of any consent or the delivery of any notification required under such Necessary Lease (all of which are set forth on Schedule 4.4), the consummation of the transactions contemplated by this Agreement will not constitute a breach or default under such Necessary Lease or otherwise give the landlord a right to terminate such Necessary Lease; (iv) neither Seller, the Company nor any Subsidiary has received any notice of cancellation or termination under such Necessary Lease and no lessor has any right of termination or cancellation under such Necessary Lease except in connection with the default of Seller, the Company or a Subsidiary, as applicable, thereunder; (v) neither Seller, the Company nor any Subsidiary has received any notice of a breach or default under such Necessary Lease, which breach or default has not been cured; (vi) neither Seller, the Company nor any Subsidiary has granted to any other Person any rights, adverse or otherwise, under such Necessary Lease; (vii) neither Seller, the Company nor any Subsidiary, nor, to the knowledge of Seller, any other party to such Necessary Lease, is in breach or default in any material respect, and, to the knowledge of Seller, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such Necessary Lease; and (viii) the rental set forth in such Necessary Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same.

(d)    Schedule 4.20(d) sets forth a complete and accurate list of the Leases that are not necessary for the Company and the Subsidiaries to provide services to their customers as of the date hereof (the “Unnecessary Leases”).

(e)    There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the knowledge of Seller, threatened against any real property leased by the Company or any Subsidiary.

Section 4.21    Receivables. All receivables (whether notes, accounts or otherwise) of the Company and the Subsidiaries have been recorded in accordance with GAAP. No discount from any receivable has been made or agreed to (other than contingency payment discounts or discounts based on early payment, in each case in the ordinary course of business consistent with past practice), and none represents billings prior to actual sale of goods or provision of services, except to the extent that the contract or arrangement underlying a receivable contemplates billings or payment prior to actual sale of goods or provision of services. By letter of even date herewith, Seller provided to Buyer a list (the “Accounts Receivable List”) that sets forth the aging of the accounts receivable of the Company and the Subsidiaries as of September 30, 2005.

Section 4.22    Labor and Employee Relations. The Company is not, and no Subsidiary is, a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and, to the knowledge of Seller, there is no attempt to organize any employees of the Company or any Subsidiary by any person, unit or group seeking to act as their bargaining agent. No union representation elections relating to Company Employees have been scheduled by any governmental agency or authority, no organizational effort is being made with respect to any Company Employees, and there is no investigation of the Company or any Subsidiary employment policies or practices by any governmental agency or authority pending or, to the knowledge of Seller, threatened. Neither the Company nor any Subsidiary is currently, and neither the Company nor any Subsidiary has been within the last three years, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any Company Employees. Neither the Company nor any Subsidiary has experienced any work stoppages during the last three years, and, to the knowledge of Seller, no work stoppage is planned. The representations and warranties in this Section are subject to the matters set forth in Schedule 4.22.

Section 4.23    Certain Employees. Except as described on Schedule 4.23 and except for the Benefit Plans, no Company Employee has an employment agreement or understanding, whether oral or written, with the Company or any Subsidiary which is not terminable on notice by the Company or any Subsidiary without cost or other liability to the Company or any Subsidiary. Except as otherwise set forth on Schedule 4.23, neither the Company nor any Subsidiary has received any written notice from any person listed on Schedule 4.23 pursuant to which such person has indicated that he or she intends to terminate his or her employment or seek a material change in his or her duties or status. As of the dated hereof, all Company Employees are employed by Con Edison Communications, Inc. (“CECI”) and their services are leased to CECLLC pursuant to the Employee Leasing Agreement, dated as of January 1, 2002, between CECI and CECLLC, as it may be amended from time to time.

Section 4.24    Tangible Properties. Seller has made available for review by Buyer maps of the network which is owned or leased by the Company or the Subsidiaries and each segment thereof, which maps (“Network Maps”) are described in Schedule 4.24(a). Schedule 4.24(a) describes the approximate number of route miles, fiber strand miles and manholes owned by the Company and the Subsidiaries on a combined basis and the approximate number of fiber strand miles and manholes that the Company and the Subsidiaries on a combined basis lease, license or, pursuant to IRUs, use (collectively, the "Network Facilities"). Subject to the last sentence of Section 11.2(b) below, the Network Facilities owned by the Company and the Subsidiaries are in such operating condition and state of repair (giving due account to the age and length of use of the same, ordinary wear and tear excepted) as is reasonably required to conduct the business as it is currently conducted by the Company and the Subsidiaries and provide the services currently provided by the Company and the Subsidiaries. The Network Facilities are sufficient to conduct the business as it is currently conducted by the Company and the Subsidiaries and provide the services currently provided by the Company and the Subsidiaries. Except as shown on Schedule 4.24(a), the Company and each Subsidiary has good and marketable title free and clear of all Encumbrances to the Network Facilities owned by it. With respect to Network Facilities leased by the Company and each Subsidiary as lessee, all leases, conditional sale contracts, franchises or licenses pursuant to which the Company and each Subsidiary may hold or use (or permit others to hold or use) such Network Facilities are valid and in full force and effect, and there is not under any of such instruments any existing default or event of default or event which with notice or lapse of time or both would constitute such a default.

Section 4.25    Banks, Brokers and Proxies.
Schedule 4.25 sets forth:

(a)    the name of each bank, investment manager, trust company and stock or other broker with which the Company and each Subsidiary maintains an account or from which it borrows money;

(b)    the names of all persons authorized by the Company and each Subsidiary to effect transactions therewith, or to have access to any safe deposit box or vault; and

(c)    all proxies and powers of attorney of the Company and each Subsidiary or Seller in matters concerning the business or affairs of the Company and each Subsidiary and all agreements with third parties granting such third parties the authority to bind the Company or any Subsidiary.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 5.1    Organization and Related Matters.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 5.2    Authority; No Violation.

(a)    Buyer has full power and authority to execute and deliver this Agreement, the Security Agreements and the other documents required to be executed and delivered by Buyer in connection herewith and therewith (collectively, the “Buyer Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Buyer Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite action on the part of Buyer, and no other proceedings on the part of Buyer are necessary to approve this Agreement and the other Buyer Transaction Documents and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Buyer Transaction Document has been duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery of this Agreement by Seller and each other Buyer Transaction Document by the other party or parties thereto) constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

(b)    Assuming that the filings, notifications, authorizations, consents, orders and/or approvals referred to in Section 5.3 are, as applicable, duly made and/or obtained, neither the execution and delivery of this Agreement or any other Buyer Transaction Document by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby to be performed by it, nor compliance by Buyer with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws or other organizational documents of Buyer, or (ii) (A) violate any applicable law with respect to Buyer or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of, or constitute a default under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets, may be bound or affected, except, with respect solely to clause (B) above, for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Buyer Transaction Documents or the performance by Buyer of any of its obligations hereunder or thereunder.

Section 5.3    Consents and Approvals. Except for (i) the filings, notifications, authorizations, consents, orders or approvals listed in Schedule 5.3, and (ii) such other filings, notifications, authorizations, consents, orders or approvals, the failure of which to make or obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Buyer Transaction Documents or the performance by Buyer of any of its obligations hereunder or thereunder, no authorizations, consents, orders or approvals of or filings or notifications to any Governmental Authority or third party are necessary in connection with the execution and delivery by Buyer of this Agreement or any other Buyer Transaction Document, and the consummation by Buyer of the transactions contemplated hereby or thereby. For the avoidance of doubt, Seller and Buyer specifically acknowledge and agree that Section 6.5, rather than this Section 5.3, governs their respective obligations with respect to making, obtaining and rendering cooperation in connection with the filings, notifications, authorizations, consents, orders and/or approvals listed in Schedules 4.4 and 5.3.

Section 5.4    Legal Proceedings. Buyer is not a party to any, and there are no pending or, to Buyer’s knowledge, threatened, actions or proceedings against or otherwise affecting Buyer or its properties or assets or challenging the validity or propriety of the transactions contemplated by this Agreement or any other Buyer Transaction Document which, if adversely determined, would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Buyer Transaction Documents or the performance by Buyer of any of its obligations hereunder or thereunder, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon Buyer or its properties or assets which would, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the other Buyer Transaction Documents or the performance by Buyer of any of its obligations pursuant to this Agreement.

Section 5.5    Investment Intent of Buyer.  The Shares to be acquired under this Agreement will be acquired by Buyer for its own account and not for the purpose of a distribution. Buyer confirms that it has been afforded the opportunity to ask questions and receive answers regarding the Company and the Subsidiaries and has reviewed the data and information it requested from Seller and the Company in connection with this Agreement.  Buyer will refrain from transferring or otherwise disposing of any of the Shares acquired by it, or any interest therein, in such manner as to violate any registration provision of the Securities Act of 1933, as amended, or any applicable state securities law regulating the disposition thereof. Buyer agrees that the certificates representing the Shares may bear legends to the effect that the Shares have not been registered under the Securities Act of 1933, as amended, or such other state securities laws, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof.

Section 5.6    No Other Broker. No broker, finder or similar intermediary has acted for or on behalf of Buyer or any Affiliate of Buyer, or is entitled to any broker’s, finder’s or similar fee or other commission from Buyer, or any Affiliate of Buyer, in connection with this Agreement or the transactions contemplated hereby.

Section 5.7    Financing. At the Closing, Buyer will have sufficient cash to consummate the transactions contemplated by this Agreement and the other Buyer Transaction Documents and to pay all related fees and expenses. Buyer acknowledges and agrees that Buyer’s obligations hereunder are not contingent on Buyer obtaining any financing.

Section 5.8    Amendment of Buyer’s Credit Facility. On or before the date hereof, Buyer and Buyer’s Lenders have entered into an amendment (the “Amendment to Credit Facility”) to the First-Lien Credit Agreement dated as of December 21, 2004, among Buyer and Buyer’s Lenders (the “Credit Facility”), which amendment amended the Credit Facility and all documents executed in connection therewith to the full extent necessary to permit Buyer to execute and deliver this Agreement and the other Buyer Transaction Documents and to consummate the transactions contemplated hereby and thereby (including the provision and maintenance of the letters of credit contemplated by the Security Agreements). The Amendment to Credit Facility is in full force and effect and no provision thereof has been amended, supplemented or waived.

ARTICLE VI
COVENANTS

Section 6.1    Conduct of Business.

(a)    From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to the terms hereof, (A) except for the events or circumstances described in clauses (ii) and (iii) of Section 4.11, and (B) except to the extent that Buyer otherwise consents in writing, Seller shall cause each of the Company and the Subsidiaries to use commercially reasonable efforts to (i) conduct its business in the ordinary course of business, including not declaring any dividends or making distributions with respect to the Company other than any dividends or distributions of available cash prior to or at Closing; (ii) preserve intact its present organization; (iii) maintain in effect all material licenses, approvals, qualifications, registrations and authorizations necessary to carry on its business as currently conducted; and (iv) preserve existing relationships with its employees, customers, suppliers and others having material business relationships with it; provided, however, that, notwithstanding anything to the contrary in this Agreement, Seller shall not be obligated (nor shall Seller be obligated to cause or permit the Company or any Subsidiary to be obligated) to pay or provide any compensation or service to or at the direction of a Governmental Authority or other Person or otherwise incur any obligation to a Governmental Authority or other Person in order to satisfy clauses (ii), (iii) or (iv) above (other than (x) as may be specifically set forth in the licenses, approvals, qualifications, registrations and authorizations at issue, (y) the payment of routine filing fees and (z) the payment of compensation and provision of services to employees, customers, suppliers and others having material business relationships with the Company and the Subsidiaries pursuant to the terms of such employees’ employment and the contractual relationship between the Company or any Subsidiary and such customers, suppliers and others); provided, further, however, that notwithstanding anything to the contrary in this Agreement, without the consent of Buyer, Seller shall, prior to Closing, cause Con Edison Communications, Inc. and/ or CEC Holding Member, Inc. to be merged into the Company or into the other and no breach of this Agreement, including any representation or warranty of Seller set forth herein, shall occur as a result thereof. During the Interim Period, the Company and the Subsidiaries shall obtain Buyer’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into (i) during the period from the date hereof through and including February 28, 2006, any Capital Expenditure Commitment that, when aggregated with all other Capital Expenditure Commitments entered into during such period, would require the Company or any Subsidiary to make Capital Expenditures in excess of $2,275,000 or (ii) during any calendar month thereafter, any Capital Expenditure Commitment that, when aggregated with all other Capital Expenditure Commitments entered into during such calendar month, would require the Company or any Subsidiary to make Capital Expenditures in excess of the Capital Expenditure Commitment Budget for such calendar month. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, if the Company and the Subsidiaries are required to obtain Buyer’s prior written consent for any Capital Expenditure Commitment but Buyer does provide its prior written consent to such Capital Expenditure Commitment, the Company and the Subsidiaries may, nevertheless, enter into such Capital Expenditure Commitment so long as Seller first executes and delivers to Buyer a written agreement obligating Seller to cause the Capital Expenditures required by the Capital Expenditure Commitment at issue to be paid (or to reimburse Buyer for Buyer’s payment of same) when and as such payment(s) become due.

(b)    From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to the terms hereof, Seller shall cause each of the Company and the Subsidiaries to make no election with respect to Taxes without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 6.2    Public Announcements. Buyer and Seller shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation and without the prior written consent of the other party, except as may be required by applicable law or court process or by obligations pursuant to any listing agreement with any national securities exchange (provided, however, that the initial press release of each of Buyer and Seller with respect to the announcement of this Agreement and transactions contemplated hereby shall be in the form mutually agreed upon in advance by Buyer and Seller).

Section 6.3    Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, Buyer and Seller shall each bear its respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, and Seller shall be responsible for all out-of-pocket expenses owed to third parties incurred by the Company or the Subsidiaries prior to the Closing Date in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby. For the avoidance of doubt, such out-of-pocket expenses of the Company and the Subsidiaries shall not include any payroll or other internal expenses of the Company or the Subsidiaries or any franchise fee payments, filing fees, public notice advertisement or similar charges relating to approvals and counsel fees of the governmental and non-governmental approving bodies, all of which expenses will be paid by the Company or the Subsidiaries in the ordinary course of their business.

Section 6.4    Access; Certain Communications.  Between the date of this Agreement and the Closing Date, subject to applicable laws relating to the exchange of information and subject to the provisions of contracts entered into by Seller, the Company, and/or any Subsidiary with third parties prior to the date of this Agreement:

(a)    Seller shall (and shall cause the Company and each Subsidiary to) afford to Buyer and its authorized agents and representatives access, upon reasonable advance notice and during normal business hours, to all books, records, documents and other information of the Company and the Subsidiaries; provided, however, that such access and review shall be permitted and conducted in a manner which does not materially interfere with the normal operations or customer and employee relations of the Company or the Subsidiaries. Buyer shall direct all requests for access to any books, records, documents or other information of the Company or any Subsidiary and all communications with officers and employees of the Company or any Subsidiary to Louis Buck, for all financial related information, and JoAnn F. Ryan, for all other information. Notwithstanding the foregoing, Buyer shall not have access to personnel records of the Company or the Subsidiaries relating to individual performance or evaluation records, medical histories or other books, records, documents or information that, in the opinion of Seller’s counsel (whether Seller’s in-house or outside counsel), is sensitive or the disclosure of which could subject Seller, the Company or the Subsidiaries (or the trustees, directors, employees or agents of such entities) to risk of liability.  Without limiting any of the terms thereof, the terms of the Confidentiality Agreement shall govern Buyer’s and its agents’ and representatives’ obligations with respect to all confidential information with respect to Seller, the Company and/or the Subsidiaries which has been or is provided or made available to them at any time, including during the period between the date of this Agreement and the Closing Date; and

(b)    Except as otherwise required pursuant to applicable law, each party hereto shall give prompt notice to the other party of (i) any material communication received from or given to any Governmental Authority in connection with any of the transactions contemplated hereby; (ii) any notice or other communication from or on behalf of any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (iii) any actions, suits, claims or investigations commenced or, to such party’s knowledge, threatened against Buyer, Seller, the Company or the Subsidiaries, as applicable, that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

Section 6.5    Regulatory Matters; Third Party Consents.

(a)    (i)   Buyer and Seller shall cooperate with each other and (A) shall use their commercially reasonable efforts to prepare and to file promptly after the date hereof all necessary documentation, and to effect all applications, notices, petitions and filings, with each Governmental Authority and each other third party which are necessary to consummate the transactions contemplated by this Agreement, and (B) shall use their commercially reasonable efforts to obtain as promptly as practicable any permit, consent, approval, order, waiver or authorization of such Governmental Authority or third party which is necessary to consummate the transactions contemplated by this Agreement.

(ii)  Notwithstanding anything to the contrary in this Agreement, neither Seller nor Buyer shall be obligated (nor shall they be obligated to cause or permit any of their respective Affiliates to be obligated) to pay or provide any compensation or service to or at the direction of such a Governmental Authority or third party or otherwise incur any obligation to such a Governmental Authority or third party or its designee (other than as may be specifically set forth in the permit, lease, or contract at issue and except for the payment of routine filing fees) in order to obtain any permit, consent, approval, order, waiver or authorization of such a Governmental Authority or third party.

(b)    Subject to applicable law relating to the exchange of information, Buyer and Seller shall have the right to review in advance, and shall consult with the other party on, all the information relating to Seller, the Company and the Subsidiaries or Buyer, as the case may be, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any Governmental Authority or any other third party in connection with the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of any permit, consent, approval, order, waiver or authorization of a Governmental Authority or other third party necessary to consummate the transactions contemplated by this Agreement and each party shall keep the other apprised of the status of obtaining any such permit, consent, approval, order, waiver or authorization. The party responsible for a filing shall promptly deliver to the other party evidence of the filing of all applications, notices, petitions and filings relating thereto, and any supplement, amendment or item of additional information in connection therewith. The party responsible for a filing shall also promptly deliver to the other party a copy of each notice, order, opinion and other item of correspondence received from or sent to any Governmental Authority by such filing party in respect of any such application, notice, petition or filing. In exercising the foregoing rights and obligations, Buyer and Seller shall act reasonably and promptly.

(c)    Buyer and Seller shall, upon request, furnish each other with all information concerning themselves, their respective subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary in connection with any application, notice, petition or filing made by or on behalf of Buyer, the Company or any of their respective Affiliates to any Governmental Authority in connection with the transactions contemplated by this Agreement (except to the extent that such information would be, or relates to information that would be, filed under a claim of confidentiality).

(d)    Buyer and Seller shall promptly advise each other upon receiving any communication from any Governmental Authority whose permit, consent, approval, order, waiver or authorization is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any requisite permit, consent, approval, order, waiver or authorization will not be obtained or will be materially delayed.

(e)    Notwithstanding anything to the contrary contained in this Section 6.5 or elsewhere in this Agreement, if any Excluded Consents have not been obtained prior to the earlier of (i) the date by which all other authorizations, filings, notifications, consents, orders and approvals set forth on Schedules 4.4 and 5.3 have been obtained or made, as applicable, and (ii) the date that is sixty (60) days after the date hereof, then pursuant to Seller’s written instructions that are provided from time to time thereafter with respect to the Excluded Consents, Buyer and Seller shall (and Buyer and Seller shall cause their respective Affiliates to) cease their efforts to obtain such Excluded Consents and take such actions as Seller deems necessary to cause (and Seller shall use commercially reasonable efforts to cause to be prepared and filed all necessary documentation to cause) any or all of the certificates of public convenience and necessity (or comparable authority) to which such Excluded Consents relate to be terminated on or prior to the Closing Date. The provisions of Section 6.5(a)(ii) shall apply as well to any consent, approval, order or authorization that may be required to so terminate any and all such certificates of public necessity and convenience (or comparable authority).

Section 6.6    Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and consummate the transactions contemplated hereby. Each such party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill the conditions precedent on its part to be fulfilled for the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are required pursuant to this Agreement.

Section 6.7    Notification of Certain Matters. During the period between the date hereof and the Closing Date, each party shall give prompt notice to the other party of (i) the occurrence, or failure to occur, of any event or the existence of any condition that has caused any of its representations or warranties contained in this Agreement to be materially breached and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

Section 6.8    Updated Schedules. Prior to Closing, Seller shall supplement and/or otherwise amend its disclosure schedules, the Contracts List, the Company Employee List and/or the Insurance and Bond List, including by the addition of new schedules with respect to any representations and warranties of Seller in this Agreement for which no schedule was provided as of the date hereof (the disclosure schedules, Contracts List, Company Employee List and Insurance and Bond List as supplemented and/or otherwise amended and any such new schedules, the “Updated Schedules”), with respect to matters arising after the date of this Agreement which matters, if existing as of the date of this Agreement, would have been set forth in such schedules, Contracts List, Company Employee List and/or Insurance and Bond List, as applicable, provided that the foregoing shall not apply with respect to any schedules, the Contracts List, the Company Employee List or the Insurance and Bond List, or any portion thereof, that relates solely to the date of this Agreement. Upon furnishing them to Buyer, and subject to Section 8.1(g), the Updated Schedules shall become part of this Agreement in lieu of their respective predecessor schedules (if any) or Contracts List, Company Employee List or Insurance and Bond List for all purposes of this Agreement. Notwithstanding the foregoing, no Updated Schedule shall be deemed to have cured any breach of any representation or warranty made by Seller as of the date of this Agreement, unless Buyer otherwise consents in writing. Seller and Buyer acknowledge and agree that the inclusion of any item or statement in any schedule, the Accounts Receivable List, the Contracts List, the Company Employee List, the Insurance and Bond List, the Stock Option List or any Updated Schedule, which item or statement was not required to be included in such documents (because it does not meet a threshold amount for inclusion or for any other reason), shall not be construed to create any obligation to include any item or statement in the same or any different schedule, Accounts Receivable List, Contracts List, Company Employee List, Insurance and Bond List, Stock Option List or any Updated Schedule, which item or statement is not required to be so included (because it does not meet a threshold amount for inclusion or for any other reason); provided that, if Seller includes any item in a schedule or in the Contracts List, Company Employee List and/or Insurance and Bond List as of the date of this Agreement and a change occurs with respect to such item prior to Closing that would be required to be reflected in an Updated Schedule, Seller shall be required to reflect such change in the applicable Updated Schedule.

Section 6.9    Access To Records After Closing Date.  From and after the Closing Date, each of the parties shall permit the other party reasonable access to any records or other documents with respect to the Company or the Subsidiaries in its possession, and the right to duplicate such records or other documents at such party’s own expense, to the extent that the requesting party has a reasonable business purpose for requesting such access or duplication. Notwithstanding any other provision of this Section, access to any records or other documents may be denied to the requesting party if the other party is required under applicable law or by agreement to deny such access. Section 6.13, rather than this Section, governs access to records and documents in connection with the WTC Site Cases and the Mastec Litigation.

Section 6.10   Employee Benefits.

(a)    Except in the case of the Con Edison Non-Regulated Subsidiaries Severance Pay Plan (which is governed exclusively by Section 6.10(c)) and except as noted in the third sentence of this Section 6.10(a), for purposes of Seller’s Benefit Plans, the employment of the Company Employees shall be deemed to be terminated as of the Closing Date and the rights of and benefits available to Company Employees under Seller’s Benefit Plans shall be determined and calculated accordingly. The Seller’s Benefit Plans shall not be transferred to or assumed by Buyer or Buyer’s Affiliates, they shall not be benefit plans or arrangements of the Company or the Subsidiaries on or after the Closing Date, they shall not follow the sale of the Shares to Buyer or Buyer’s Affiliates, and Buyer, Buyer’s Affiliates, the Company and the Subsidiaries shall have no liability or responsibility under the Seller’s Benefit Plans. Notwithstanding the deemed termination described in the first sentence of this paragraph(a), a “qualifying event” entitling Company Employees to continued health care coverage under COBRA shall not be deemed to occur if the regulations under COBRA provide that the sale of the Shares pursuant to this Agreement does not constitute a “qualifying event.”

(b)    Except as specified in the last sentence of this Section 6.10(b) with regard to COBRA continuation coverage, and except to the extent that any medical, dental, prescription drug or vision care benefits under any Seller’s Benefit Plans continue to be available until the end of the calendar month in which the Closing Date occurs, Company Employees shall not be permitted to continue to participate in Seller’s Benefit Plans after the Closing Date. Except as set forth in Section 6.10(c), Seller shall retain responsibility for, and on and after the Closing Date shall indemnify and hold Buyer, the Company and the Subsidiaries harmless from, any and all obligations of the Company or any of the Subsidiaries to Company Employees (including those relating to expenses incurred by Company Employees or their eligible dependents prior to the Closing Date) arising under Seller’s Benefit Plans and based either on (i) participation by Company Employees in Seller’s Benefit Plans prior to the Closing Date or (ii) employment of Company Employees by the Company or any of the Subsidiaries prior to the Closing Date as such employment pertains to Seller’s Benefit Plans. To the extent required by COBRA, Seller agrees to retain responsibility for making COBRA continuation coverage available to Company Employees.

(c)    Effective as of the Closing Date, Buyer shall cause the employer of each Company Employee who is employed on or after the Closing Date by Buyer, any of its Affiliates, the Company or any of the Subsidiaries, or any related entity that the foregoing may cause to so employ any Company Employee, to have in effect a severance plan (collectively, the “Buyer’s Severance Plan”) that contains terms identical in all material respects to the Con Edison Non-Regulated Subsidiaries Severance Pay Plan, as in effect as of the Closing Date, including crediting Company Employees for their service prior to the Closing Date with the Company or any of the Subsidiaries or any of its or their Affiliates. Buyer shall cause the Buyer’s Severance Plan to remain in effect for such period as will permit any Company Employee who is employed as aforesaid on or after the Closing Date to be entitled to benefits under the Buyer’s Severance Plan if such Company Employee’s employment is terminated during the period between the Closing Date and the date that is six (6) months after the Closing Date and the nature of such termination qualifies the Company Employee for benefits under the Buyer’s Severance Plan. Buyer shall cause the Buyer’s Severance Plan to remain free of any amendments, suspensions or terminations which would serve to reduce the benefits available thereunder to Company Employees or frustrate the intention of the foregoing provisions, provided that Buyer, in its discretion and subject to the terms of the Buyer’s Severance Plan, applicable law, and the other provisions of this Agreement, may at any time after the date that is six (6) months after the Closing Date terminate or amend the Buyer’s Severance Plan so long as such termination or amendment does not serve to reduce the benefits available under the Buyer’s Severance Plan to Company Employees whose employment is terminated during the period between the Closing Date and the date that is six (6) months after the Closing Date or otherwise frustrate the intention of the foregoing provisions. Buyer shall cause the Company and the Subsidiaries on and after the Closing Date to assume responsibility for, and Buyer shall indemnify and hold Seller and its Affiliates harmless from and against, all rights and claims, if any, of Company Employees against Seller and/or Seller’s Affiliates and all obligations, if any, of Seller and/or Seller’s Affiliates to Company Employees under the Con Edison Non-Regulated Subsidiaries Severance Pay Plan based on any action, including termination of employment of any Company Employees, that may be taken by the Buyer, any of its Affiliates, the Company or any of the Subsidiaries (or any related entity that the foregoing may cause to so employ any Company Employee) on or after the Closing Date.

(d)    Buyer shall cause the Con Edison Communications, Inc. Change In Control Benefit Plan (the “Company CIC Plan”) and the Con Edison Communications, Inc. Change In Control Plan For Key Employees (the “Company Key Employee CIC Plan”) to be retained by the Company and the Subsidiaries on and after the Closing Date. Notwithstanding the foregoing, and subject to the other terms and conditions of the Company CIC Plan and of the Company Key Employee CIC Plan, as applicable, Seller shall retain responsibility for, and on and after the Closing Date shall indemnify and hold Buyer, the Company and the Subsidiaries harmless from and against, (i) any and all obligations of the Company and any Subsidiary under the Company Key Employee CIC Plan to David W. Robinson, a “Participant” (as defined in the Company Key Employee CIC Plan”), for any payment or other benefit to which he may become entitled under such plan based upon the transactions contemplated by this Agreement being a “Change in Control” as defined in such plan, and (ii) any and all obligations of the Company and any Subsidiary under the Company CIC Plan to any “Participant” (as defined in the Company CIC Plan) as well as any and all obligations of the Company and any Subsidiary under the Company Key Employee CIC Plan to any “Participant” (as defined in the Company Key Employee CIC Plan) for

(A) any payment pursuant to Section 3.1(a)(i) of the Company CIC Plan to which a “Participant” as defined in such plan may become entitled based upon the transactions contemplated by this Agreement being a “Change in Control” as defined in such plan, (B) any “Transaction Bonus” as defined in the Company CIC Plan to which a “Participant” as defined in such plan may become entitled pursuant to Section 3.3 of such plan based upon the transactions contemplated by this Agreement being a “Change in Control” as defined in such plan, (C) any payment pursuant to Section 3.1(a)(i) of the Company Key Employee CIC Plan to which a “Participant” as defined in such plan may become entitled based upon the transactions contemplated by this Agreement being a “Change in Control” as defined in such plan, and (D) any “Transaction Bonus” as defined in the Company Key Employee CIC Plan to which a “Participant” as defined in such plan may become entitled pursuant to Section 3.3 of such plan based upon the transactions contemplated by this Agreement being a “Change in Control” as defined in such plan. Subject to Seller’s obligations under the immediately preceding sentence, Buyer shall cause the Company and the Subsidiaries to retain and assume the Company CIC Plan and the Company Key Employee CIC Plan on and after the Closing Date and to retain and assume responsibility for, and Buyer shall indemnify and hold Seller and Seller’s Affiliates harmless from and against, any and all other obligations of the Company and any Subsidiary under the Company CIC Plan and the Company Key Employee Plan, including any and all obligations to any “Participant” as defined in the Company CIC Plan for any payment to which such a Participant may become entitled pursuant to Section 3.1(a)(ii) and/or Section 3.2 of such plan based upon the transactions contemplated by this Agreement being a “Change in Control” as defined in such plan and any and all obligations to any “Participant” as defined in the Company Key Employee CIC Plan for any payment to which such a Participant may become entitled pursuant to Section 3.1(a)(ii) and/or Section 3.2 of such plan based upon the transactions contemplated by this Agreement being a “Change in Control” as defined in such plan. Buyer shall cause the Company and the Subsidiaries, to the extent necessary to satisfy Buyer’s obligations under this Section 6.10(d), to maintain the Company CIC Plan and the Company Key Employee CIC Plan free of any amendments, suspensions or terminations which would serve to reduce the benefits available thereunder to Company Employees or frustrate the intention of the foregoing provisions. Seller shall make any payments pursuant to Section 3.1(a)(i) and Section 3.3 of the Company CIC Plan and any payments pursuant to Section 3.1(a)(i) and Section 3.3 of the Company Key Employee CIC Plan directly to the applicable Participant if Seller receives, in its reasonable discretion, adequate assurances that Seller, the Company and the Subsidiaries would be discharged of their obligation to such Participant under such sections if such payment were made directly by Seller to such Participant rather than by the Company or any Subsidiary to such Participant.

Buyer shall cause those certain letters of agreement (and their attachments) as in effect on the Closing Date between Con Edison Communications, Inc. (signed on its behalf by Karen Nikischer, Vice President, Human Resources (an officer of CSS)) and certain Company Employees (collectively, the “Company Retention Pay Program Participants”), under which specified payments may be made to the Company Retention Pay Program Participants if they remain Company Employees through the effective date of the “Change in Control” as defined in such letters of agreement and their attachments (such letters of agreement and their attachments, collectively, the “Company Retention Pay Program”), to be retained by the Company and the Subsidiaries on and after the Closing Date. Notwithstanding the foregoing, and subject to the terms and conditions of the Company Retention Pay Program, Seller shall retain responsibility for, and on and after the Closing Date shall indemnify and hold the Buyer, the Company and the Subsidiaries harmless from and against, any and all obligations of the Company and any Subsidiary under the Company Retention Pay Program to any Company Retention Pay Program Participants. Seller shall make any payments pursuant to the Company Retention Pay Program directly to the applicable Company Retention Pay Program Participant if Seller receives, in its reasonable discretion, adequate assurances that Seller, the Company and the Subsidiaries would be discharged of their obligation to such Company Retention Pay Program Participant if such payment were made directly by Seller to such Company Retention Pay Program Participant rather than by the Company or any Subsidiary to such Company Retention Pay Program Participant.

(e)    Buyer shall cause any and all Company Employees who are employed on or after the Closing Date by Buyer, one of its Affiliates, the Company or any of the Subsidiaries, or any related entity that the foregoing may cause to so employ any Company Employee, and who participate in any existing or future employee benefit plan (other than any defined benefit plan, as defined in Section 414(j) of the Code or Section 3(35) of ERISA) of Buyer, any of its Affiliates, the Company, any of the Subsidiaries, or any related entity that the foregoing may cause to so employ the Company Employees (collectively, “Buyer’s Benefit Plans”), to be (i) credited under Buyer’s Benefit Plans for their service prior to the Closing Date with the Company or any of the Subsidiaries or any of its or their Affiliates for purposes of eligibility, pre-existing condition limitations, vesting employer contributions, matching contributions, severance allowance and service-related level of benefits under Buyer’s Benefit Plans (provided that there shall be no duplication of benefits and that service with the Company, the Subsidiaries or its or their Affiliates prior to the Closing Date will not be required to be counted for purposes of benefit accruals after the Closing Date under any Buyer’s Benefit Plan maintaining accrued benefits that may be established or amended after the Closing Date to provide for benefits based on accrued service); and (ii) credited for any co-payments and deductibles paid in connection with Seller’s Benefit Plans prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any applicable Buyer’s Benefit Plans. Buyer shall (A) cause the applicable entity under the Buyer’s Benefit Plans to (1) waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to all Company Employees who reside, as of the Closing, in the State of New York, New Jersey or Connecticut and (2) waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to each Company Employee who resides, as of the Closing, in any state other than the State of New York, New Jersey or Connecticut if a certificate of coverage with respect to such Company Employee, as required under the Health Insurance Portability and Accountability Act of 1996, is provided to Buyer, and (B) use commercially reasonable efforts to cause the applicable entity under the Buyer’s Benefit Plans to waive all exclusions with respect to participation and coverage requirements applicable to the Company Employees, other than, in the case of both (A) and (B) above, limitations, exclusions or waiting periods under Seller’s Benefit Plans that, as of the Closing Date, are in effect with respect to such Company Employees and have not been satisfied or waived.

(f)    To the extent that Company Employees participate in or are eligible to participate in the Consolidated Edison Communications, Inc. Long Term Incentive Plan effective January 1, 2000, the employment of such Company Employees, for purposes of such plan, will be deemed to have been terminated as of the Closing Date and the rights of such Company Employees under such plan shall be determined and calculated accordingly, and such plan shall not be retained or assumed by the Company or the Subsidiaries on or after the Closing Date nor be transferred to, or follow the sale of the Shares to, Buyer or Buyer’s Affiliates. Prior to or as of the Closing Date, Seller shall cause the Company or a Subsidiary, as applicable, to terminate the Consolidated Edison Communications Long Term Incentive Plan effective January 1, 2000 in a manner consistent with that plan and this Agreement. Notwithstanding the foregoing, and subject to the other terms and conditions of the Consolidated Edison Communications Long-Term Incentive Plan effective January 1, 2000, Seller shall retain responsibility for, and on or after the Closing Date shall indemnify and hold Buyer, the Company and the Subsidiaries harmless from, any and all obligations of the Company or the Subsidiaries to Company Employees arising from the Consolidated Edison Communications Long-Term Incentive Plan effective January 1, 2000.

(g)    Buyer shall cause the Company Option Plan to be retained by the Company and the Subsidiaries on and after the Closing Date and shall cause the Company and the Subsidiaries on and after the Closing Date to retain and assume the responsibility under such plan in respect of any and all awards issued under such plan that were not terminated or forfeited, subject in each case to any permitted termination or modification of such plan and awards pursuant to the terms of such plan and awards and applicable law after the Closing Date. Seller shall cause the Company and the Subsidiaries to not issue any awards under such plan during the Interim Period. In the event that any of the options set forth on the Stock Options List are exercised during the Interim Period and, at the time of such exercise, the outstanding stock of the Company and the Subsidiaries is not listed on any stock exchange or the Nasdaq National Market, then Seller shall cause the Company and the Subsidiaries, pursuant to Section 14(f)(c) of the Company Option Plan, to decline to issue stock of the Company or the Subsidiaries in connection with the exercise of such option, unless a court of competent jurisdiction renders an order or judgment requiring that stock of the Company or the Subsidiaries be so issued. Seller shall cause Buyer to be provided with written notice of the exercise of any such option during the Interim Period promptly after receipt by the Company or any Subsidiary of written documentation so exercising such option.

(h)    Buyer shall cause the Con Edison Communications, Inc. Sales Engineering-Director Compensation Plan for 2005, the Con Edison Communications, Inc. Sales Engineering Compensation Plan for 2005, the Con Edison Communications, Inc. Compensation Plan for Carrier/Enterprise Sales Director for 2005, and the Con Edison Communications, Inc. Compensation Plan for Account Managers for 2005 (collectively, the “2005 Plans”) to be retained by the Company and the Subsidiaries on and after the Closing Date and shall cause the Company and the Subsidiaries on and after the Closing Date to retain all responsibility under such plans, subject in each case to any permitted termination or modification of the 2005 Plans pursuant to the terms of such plans and applicable law after the Closing Date; provided, however, that, subject to an aggregate amount equal to the total amount that is accrued as of the Closing Date in Account No. 234101 (entitled “Accrued Expenses” and referenced in Schedule 1.1(d)) in respect of commissions to Company Employees pursuant to the 2005 Plans based on sales prior to the Closing Date with which Company Employees have been credited, Seller shall reimburse Buyer for the commissions that Buyer, the Company or a Subsidiary actually pays after the Closing Date to the applicable Company Employees for such sales in accordance with the 2005 Plans (such reimbursement shall be made within thirty (30) days after Buyer furnishes Seller with a written request for such reimbursement together with reasonable evidence of payment of such commission to the applicable Company Employee). Seller agrees to consult with Buyer in connection with Seller’s development of plans that replace the 2005 Plans and apply to sales made after the periods covered by the 2005 Plans (collectively, the “2006 Plans”); provided, however, that, in any event, each of the 2006 Plans shall provide that it can be terminated at any time; and, provided, further, that, subject to an aggregate amount equal to the total amount that is accrued as of the Closing Date in Account No. 234101 (entitled “Accrued Expenses” and referenced in Schedule 1.1(d)) in respect of commissions to Company Employees pursuant to the 2006 Plans based on sales prior to the Closing Date with which Company Employees have been credited, Seller shall reimburse Buyer for the commissions that Buyer, the Company or a Subsidiary actually pays after the Closing Date to the applicable Company Employees for such sales in accordance with the 2006 Plans (such reimbursement shall be made within thirty (30) days after Buyer furnishes Seller with a written request for such reimbursement together with reasonable evidence of payment of such commission to the applicable Company Employee). As soon as reasonably practicable after the Closing Date, Seller shall notify Buyer in writing of (i) the total amount that is accrued as of the Closing Date in Account No. 234101 (entitled “Accrued Expenses” and referenced in Schedule 1.1(d)) in respect of commissions to Company Employees pursuant to the 2005 Plans based on sales prior to the Closing Date with which Company Employees have been credited, and (ii) the total amount that is accrued as of the Closing Date in Account No. 234101 (entitled “Accrued Expenses” and referenced in Schedule 1.1(d)) in respect of commissions to Company Employees pursuant to the 2006 Plans based on sales prior to the Closing Date with which Company Employees have been credited. For the avoidance of doubt, Seller and Buyer hereby acknowledge and agree that, notwithstanding Account No. 234101 being referenced in Schedule 1.1(d), no amount that is accrued in such account as of the Closing Date in respect of commissions to Company Employees pursuant to the 2005 Plans or the 2006 Plans based on sales prior to the Closing Date with which Company Employees have been credited shall be taken into account in determining the adjustments to the Purchase Price pursuant to Section 3.3.

(i)    Seller shall take, or cause to be taken, (i) such actions, if any, as may be necessary to fully vest, as of the Closing Date, each Company Employee’s account balance under the Consolidated Edison Thrift Savings Plan (“Seller’s 401(k) Plan”) and (ii) such actions, if any, as may be required by Seller’s 401(k) Plan, to notify, following the Closing Date, Company Employees participating in Seller’s 401(k) Plan that they are entitled to an immediate distribution from Seller’s 401(k) Plan. Buyer agrees to cause a defined contribution plan maintained or contributed to by Buyer, any of its Affiliates, the Company, any of the Subsidiaries, or any related entity that the foregoing may cause to employ any Company Employee, that is intended to be qualified under Sections 401(a) and (k) of the Code (“Buyer’s 401(k) Plan”) to provide, upon such administrative terms and conditions as may be established by Buyer in its reasonable discretion, each Company Employee an opportunity to make a direct rollover to Buyer’s 401(k) Plan of an eligible distribution from Seller’s 401(k) Plan that includes promissory notes reflecting the Company Employee’s then outstanding participant loan(s) under Seller’s 401(k) Plan. In addition, Seller, in accordance with the principles and methods set forth in Revenue Ruling 2002-32, shall cause a transfer of assets from a Code Section 125 cafeteria plan in which Company Employees participate prior to the Closing Date to be accepted into any Code Section 125 cafeteria plan that may be maintained on and after the Closing Date by Buyer, any of its Affiliates, the Company, any of the Subsidiaries, or any related entity that the foregoing may cause to so employ any Company Employee, which transfer shall consist of cash equal to the account balances under the first-mentioned Code Section 125 cafeteria plan of Company Employees who are employed by Buyer, any of its Affiliates, the Company, any of the Subsidiaries, or any related entity on and after the Closing Date. Absent an available Code Section 125 cafeteria plan of Buyer, no such transfer shall be made hereunder.  Buyer, Company and Seller shall cooperate in good faith to effectuate the provisions of this Section 6.10(i).

(j)    Seller shall provide to Buyer, by letter of even date herewith and by a subsequent letter delivered on or prior to the Closing Date, a list (the “Company Employee List”) setting forth, as of the date hereof and as of the Closing Date, respectively, (i) for each Company Employee, the Company Employee’s base salary, the Company Employee’s initial date of hire by the Company, a Subsidiary or an Affiliate of Seller, whichever is the earliest date, and the Company Employee’s job title and level, (ii) the names of the Company Employees participating in the Company CIC Plan, (iii) with respect to each Company Employee participating in the Company CIC Plan, the “Applicable Percentage” (as defined in the Company CIC Plan), (iv) the names of the Company Employees participating in the Company Key Employee CIC Plan, and (v) the names of the Company Retention Pay Program Participants, in each case except as otherwise specifically provided in the Company Employee List.

(k)    Buyer acknowledges that certain Benefit Plans are or may be subject to the requirements of Section 409A of the Code, including requirements that the Benefit Plans be operated and/or the awards or distributions thereunder be made in good faith compliance with Section 409A of the Code after 2004 and that the amendments be made, retroactively if necessary, before the end of 2006 to comply with Section 409A of the Code and applicable guidance. Prior to the Closing Date, Seller shall identify any Company Employee Plans that may be subject to the excise tax and penalties of Section 409A of the Code.

Section 6.11    No Solicitations.   From the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not, nor shall it authorize or permit the Company or any Subsidiary or any of their respective officers or directors (collectively, the “Seller Representatives”), directly or indirectly, to (a) solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes an Acquisition Proposal, or (b) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause all Seller Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. Seller shall promptly notify each Seller Representative of its obligations under this Section 6.11. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by the Company, any Subsidiary or any other Seller Representative, whether or not such Person is purporting to act on behalf of Seller, shall be deemed to be a breach of this Section 6.11 by Seller.

Section 6.12    Change In Name of Company and Subsidiaries; No Transfer of Rights to Names of Seller, Seller Affiliates or Predecessors.

(a)    On or prior to the Closing Date, Seller, at its option, may (and/or may cause the Company and the Subsidiaries to) prepare and file all applications, notices, petitions and filings with each Governmental Authority and otherwise which are necessary or advisable to change the name of the Company and the Subsidiaries so as to remove therefrom the names “Consolidated Edison”, “Con Edison” and “CEC”. In connection with preparing and filing such applications, notices, petitions and filings, Seller shall consult with Buyer with regard to the new names that Buyer wishes to utilize for the Company and the Subsidiaries. On the Closing Date, Buyer shall mail to each Person with whom the Company or any Subsidiary has entered into a Contract or Lease (the “Company Contract Parties”) a notice specifying the change in the names of the Company and the Subsidiaries and that the Company and the Subsidiaries are no longer affiliated with Seller. If, during the thirty (30) day period commencing on the Closing Date, Seller delivers written notice to any Company Contract Parties for the purpose of informing them of the change in the names of the Company and the Subsidiaries or the fact that the Company and the Subsidiaries are no longer affiliated with Seller, then Seller agrees to provide Buyer with a copy of such notice.

(b)    Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that Seller hereby retains, and does not transfer to Buyer, the Company, any Subsidiary or any other Person, any and all right, title and interest in and to (including the right to use) the names “Consolidated Edison”, “Con Edison”, “Con Ed”, Consolidated Edison Company”, “Consolidated Edison Company of New York, Inc.”, “Consolidated Edison, Inc.”, “Consolidated Edison Communications Holding Company, Inc.”, “CEC Holding Member, Inc.,” “Con Edison Communications, Inc.,” “Con Edison Communications, LLC”, “Con Ed Communications”, “Con Edison Communications”, “Consolidated Edison Communications”, “CEC”, “New York Edison”, “Brooklyn Edison”, “Staten Island Edison”, and “Edison” and any related or similar trade names, trademarks, service marks or logos.

Section 6.13    Retained Liability For Certain Claims.   Seller shall retain responsibility for, and on and after the Closing Date shall defend the interests of the Company and the Subsidiaries in, and indemnify and hold Buyer, the Company and the Subsidiaries harmless from and against any and all liability of the Company or any Subsidiary in Company CIC Plan Disputed Claim, the WTC Site Cases and the action entitled Mastec North America, Inc. against Consolidated Edison, Inc., Consolidated Edison Company of New York, Inc., Con Edison Communications, Inc., and Con Edison Communications, LLC, bearing Index Number 601831/2002, and pending in the Supreme Court of the State of New York for the County of New York (the “Mastec Litigation”), and any causes of action based on the facts and circumstances of the Company CIC Plan Disputed Claim, the Mastec Litigation or the WTC Site Cases or the defense thereof or the indemnification provided by Seller pursuant to this Section 6.13, and from and against any and all liability of the Company or any Subsidiary in the Company CIC Plan Disputed Claim, the WTC Site Cases and the Mastec Litigation that may be imputed to Buyer.

At all times on and after the Closing Date, Buyer shall make available, and shall cause Buyer’s Affiliates, including the Company and the Subsidiaries, to make available, to Seller, Seller’s Affiliates and their respective counsel (at no cost to Seller, Seller’s Affiliates or their respective counsel, other than Seller’s reimbursement of the reasonable out-of-pocket expenses incurred by Buyer or Buyer’s Affiliates, including the Company or any of the Subsidiaries, and paid to third parties in connection with their compliance with this sentence): (a) the officers, directors, employees and agents of Buyer and/or Buyer’s Affiliates, including the Company and/or the Subsidiaries, as witnesses to the extent that such persons may reasonably be required in connection with the Company CIC Plan Disputed Claim, the WTC Site Cases, the Mastec Litigation and/or defending the same, and (b) records and other documentation in the possession or control of Buyer and/or Buyer’s Affiliates, including the Company and/or any of the Subsidiaries, to the extent that the same may be reasonably required in connection with the Company CIC Plan Disputed Claim, the WTC Site Cases, the Mastec Litigation and/or defending the same. Without limiting the foregoing, Seller shall have the right to retain copies of or originals of (in which case Seller shall provide Buyer with copies of) any books, records and other documentation and information relating to the Company or any of the Subsidiaries or their respective businesses to the extent that Seller reasonably believes that such books, records and other documentation and information may be reasonably required in connection with the Company CIC Plan Disputed Claim, the WTC Site Cases, the Mastec Litigation and/or defending the same. For the avoidance of doubt, Seller and Buyer hereby confirm and agree (and, on and after the Closing, Buyer, to the extent necessary, shall cause Buyer’s Affiliates to confirm and agree) that, on and after the Closing, Seller shall control all defense, indemnity and hold harmless obligations that Seller undertakes pursuant to this Section.

Section 6.14    Release of Indemnity Obligations.   Seller covenants and agrees, on or prior to Closing, to execute and deliver to the Company, for the benefit of the Company and each Subsidiary, a release in the form attached hereto as Schedule 6.14 (the “Release”).

Section 6.15    Non-Competition; Confidentiality.

(a)    Non-Compete.   During the period from the Closing Date until the sixth anniversary thereof (the “Restricted Period”), Seller shall not, and Seller shall cause its Affiliates to not, without the prior written consent of Buyer, (i) engage in the Restricted Business in the Restricted Area or (ii) engage in any business under the name of the Company or any Subsidiary; provided, however, that, notwithstanding anything to the contrary in this Section 6.15(a), Seller and/or its Affiliates (collectively, the “Restricted Parties”) may (A) engage in the business of providing communications services over power lines (“Power Line Communications”) so long as the Restricted Parties do not directly market or sell Power Line Communications to end use customers of such Power Line Communications (provided that the foregoing shall not prohibit or preclude any Restricted Party from (x) marketing or selling Power Line Communications to third parties who are not end use customers of Power Line Communications, (y) permitting third parties to market or sell Power Line Communications to end use customers of Power Line Communications, or (z) using Power Line Communications for, or marketing or selling Power Line Communications to third parties, including end use customers of Power Line Communications, for use in connection with, electric, gas, steam or water generation, transmission, distribution or metering systems and their performance and state of maintenance and repair, management of load or consumption or usage relating to electric, gas, steam or water utility service, meter reading and other meter applications, and monitoring and communication concerning electric, gas, steam and water utility service pricing); and (B) acquire an interest in, merge, consolidate or combine with, be acquired by or engage in any similar transaction with any Person that is, directly or indirectly, engaged in the Restricted Business in the Restricted Area so long as (1) with respect to any such transaction consummated during the period from the Closing Date until the third anniversary thereof,

(x) such Person has not derived more than 50% of its revenue, on a consolidated basis, during the twelve month period preceding the date of such acquisition, merger, consolidation or combination, from the operation of the Restricted Business in the Restricted Area (excluding, for such purpose, any revenues from Power Line Communications) and (y) after such acquisition, merger, consolidation, combination or similar transaction and until the expiration of the Restricted Period, (I) no Restricted Party (or any surviving corporation of such acquisition, merger, consolidation, combination or similar transaction) increases the funding of the operations of such Restricted Business in the Restricted Area during any twelve (12) month period above the funding of such operations during the twelve (12) month period immediately preceding such acquisition, merger, consolidation, combination or similar transaction and (II) the Restricted Business in the Restricted Area is not conducted under any name set forth in Section 6.12(b) hereof; and (2) with respect to any such transaction consummated during the period after the third anniversary of the Closing Date until the sixth anniversary thereof, (x) such Person has not derived more than 50% of its revenue, on a consolidated basis, during the twelve month period preceding the date of such acquisition, merger, consolidation or combination, from the operation of the Restricted Business in the Restricted Area (excluding, for such purpose, any revenues from Power Line Communications) or such Person has not derived more than $20,000,000 of revenue during the twelve month period preceding the date of such acquisition, merger, consolidation or combination from the operation of the Restricted Business in the Restricted Area (excluding, for such purpose, any revenues from Power Line Communications) (regardless of the percentage of its total revenues represented thereby) and (y) after such acquisition, merger, consolidation, combination or similar transaction and until the expiration of the Restricted Period, the Restricted Business in the Restricted Area is not conducted under any name set forth in Section 6.12(b) hereof. During the Restricted Period, Seller shall not, and shall not permit its Affiliates to, engage in any activity through an agent if (i) such activity would be prohibited pursuant to this Section 6.15(a) if undertaken directly by Seller or one of its Affiliates and (ii) such agent is directed or controlled by Seller or one of its Affiliates with respect to such activity. As used in this Section 6.15(a), the term “controlled” means the power to cause the agent to act or fail to act. During the Restricted Period, Seller shall not induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of such organization.

(b)    Confidential Information.   During the Restricted Period, Seller shall keep confidential and retain in strictest confidence, and shall not use for the benefit of itself or others in any way that may be competitive with, or could be detrimental to, the Company or any Subsidiary, all confidential matters of the Company or any Subsidiary, including confidential matters consisting of “know-how,” trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product or service development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects of the Company or any Subsidiary learned by Seller heretofore or hereafter. The obligations and restrictions imposed on Seller pursuant to this Section 6.15(b) shall not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by Seller, (ii) becomes available to Seller on a nonconfidential basis from a source other than the Company or any Subsidiary, but only if such source is not bound by a confidentiality agreement with the Company or any Subsidiary and is not otherwise prohibited from transmitting the information to Seller by a contractual, legal, fiduciary or other obligation, (iii) is independently developed by Seller without reference to any confidential matters of the Company or any Subsidiary, or (iv) is requested or required to be disclosed by law (including by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar legal proceeding).

(c)    Specific Performance.   Seller acknowledges and agrees that Buyer would be irreparably harmed in the event any of the provisions of this Section 6.15 are breached. Accordingly, Seller agrees that Buyer shall be entitled to an injunction to prevent breaches of the provisions of this Section 6.15 and to enforce specifically this Section 6.15, in addition to any other remedy to which Buyer may be entitled, at law or in equity or pursuant to this Agreement.

(d)    Termination of Application of Section 6.15(a).   In the event that, after the Closing Date, Buyer or any of Buyer’s Affiliates (including the Company and any Subsidiary) who are party to the 55 Broad Street Security Agreement, the 111 Eighth Avenue Security Agreement or the Rider X Security Agreement breach any of their obligations under the 55 Broad Street Security Agreement, the 111 Eighth Avenue Security Agreement or the Rider X Security Agreement, then, unless Buyer shall cause such breach to be cured within thirty (30) days after receipt of written notice from Seller, Section 6.15(a) shall be null and void and without further force and effect and Seller shall have no obligations and Buyer shall have no rights pursuant to Section 6.15(a). The foregoing shall be in addition to, and not in lieu of, any other remedies available to Seller for any such breach and the provision immediately above providing for notice and an opportunity to cure shall not be deemed to condition or otherwise affect any other remedies available to Seller for any such breach.

(e)    Reasonableness of Covenants.   Seller and Buyer acknowledge and agree that this Section 6.15 is reasonable and valid in all respects.

Section 6.16    Cooperation.  After the Closing Date, Seller shall make available to Buyer, the Company and the Subsidiaries and their respective counsel (at no cost to Buyer, the Company, the Subsidiaries or their respective counsel, other than Buyer’s reimbursement of the reasonable out-of-pocket expenses incurred by Seller and paid to third parties in connection with its compliance with this sentence): (i) the officers and employees of Seller as witnesses to the extent that such persons may reasonably be required in connection with the litigation matters set forth on Schedule 4.8 and/or defending the same, and (ii) records and other documentation in the possession or control of Seller to the extent that the same may be reasonably required in connection with the litigation matters set forth on Schedule 4.8 and/or defending the same.

Section 6.17    Security and Reimbursement Obligations.  Seller and Buyer shall execute and deliver the Security Agreements as of the Closing Date and Buyer shall cause the other signatories thereto to execute and deliver the Security Agreements as of the Closing Date. Seller shall cause each guaranty that any of the Security Agreements requires to be furnished by Seller to a third party on behalf of or for the benefit of the Company or any of the Subsidiaries on the Closing Date (the “Retained Seller-Provided Indebtedness,” which is set forth on Schedule 6.17) to be furnished to such third party on the Closing Date and Buyer shall cause each letter of credit that any of the Security Agreements requires to be furnished to Seller to be so furnished to Seller on the Closing Date. On or prior to the Closing Date, Buyer shall cause security replacing all Seller-Provided Indebtedness except the Retained Seller-Provided Indebtedness (the “Replaced Seller-Provided Indebtedness”) to be furnished to the third party possessing or secured by the Replaced Seller-Provided Indebtedness and the Replaced Seller-Provided Indebtedness to be released and returned to Seller.

Section 6.18    Insurance.  Buyer acknowledges and agrees that no insurance policy or fidelity bond which is maintained by, or on behalf of, the Company or any of the Subsidiaries prior to the Closing Date or which provides any insurance coverage or other financial protection with respect to the assets, business, equipment, properties, operations, employees, officers or directors of the Company or any Subsidiary prior to the Closing Date (collectively, the “Applicable Insurance Policies”) shall be transferred to Buyer or Buyer’s Affiliates, be retained or assumed by the Company or any of the Subsidiaries on or after the Closing Date or otherwise be required to be continued in force and effect on and after the Closing Date. Seller, in its sole discretion, may from time to time on or after the Closing Date cause any and all of the Applicable Insurance Policies to be canceled, terminated, modified or supplemented, including with regard to coverage relating to the Company or the Subsidiaries. Seller shall have any and all rights to any and all credits, premium refunds and premium returns under the Applicable Insurance Policies and as they may be canceled, terminated, modified or supplemented.

Section 6.19    Discharge of Certain Inter-Con Edison Company Obligations.  Effective as of the Closing Date, Seller hereby releases and discharges the Company and the Subsidiaries from any and all liabilities and obligations for the payment to Seller of any amount which is or may later become due and owing to Seller on account of (a) capital funding or contributions made by Seller to the Company or the Subsidiaries prior to the Closing Date pursuant to the Capital Funding Facility under which Seller made such capital funding or contributions, and (b) payments, including liabilities and obligations for the return or refund of any over-payments, made by Seller to the Company or the Subsidiaries prior to the Closing Date pursuant to the Tax Allocation Agreement. Effective as of the Closing, Seller shall cause any amount which is or may later become due and owing by the Company or the Subsidiaries to Seller, CECONY, CSS, Consolidated Edison Solutions, Inc. or Consolidated Edison Energy, Inc. for services rendered by the respective employees of such companies to the Company or the Subsidiaries prior to the Closing Date to be paid by Seller or otherwise satisfied and discharged.

Section 6.20    Seller’s Post-Closing Reimbursement Obligations For MPLS Enhancement Project.   After Buyer has paid (either through an increase to the Purchase Price resulting from the MPLS Enhancement Project Adjustment and/or by direct payment, after the Closing Date, of MPLS Enhancement Project Capital Expenditures) an amount equal to the MPLS Enhancement Project Adjustment Cap, Seller shall reimburse Buyer for MPLS Enhancement Project Capital Expenditures made and paid for after the Closing Date by the Company and the Subsidiaries, on a combined basis, up to a maximum amount equal to the sum (if a positive number) of (a) the MPLS Enhancement Project Overall Cap, minus (b) the sum of (i) the MPLS Enhancement Project Adjustment Cap plus (ii) the amount of MPLS Enhancement Project Capital Expenditures made and paid for prior to the Closing Date by the Company and the Subsidiaries, on a combined basis, in excess of the MPLS Enhancement Project Adjustment Cap. Seller’s reimbursement to Buyer pursuant to this Section shall be made within thirty (30) days after Buyer furnishes Seller with a written request for such reimbursement together with reasonable evidence of payment of the MPLS Enhancement Project Capital Expenditures for which reimbursement is sought.

Section 6.21    Replacement Software Licenses.   Prior to Closing, Buyer shall obtain or cause to be obtained licenses or other agreements (the “Replacement Software Licenses”) that are sufficient to permit the Company and the Subsidiaries, on and after the Closing Date, to continue to make use of the Intellectual Property Assets in at least the manner and extent permitted under the license agreements identified on Schedule 4.12; provided, however, that, to the extent that Buyer notifies Seller in writing at least thirty (30) days prior the Closing Date that it will not make use of any such Intellectual Property Assets on and after the Closing Date (the “Unnecessary Software List”), then the Replacement Software Licenses that Buyer must otherwise obtain or cause to be obtained pursuant to this Section need not include rights to make use of the Intellectual Property Assets set forth in such Unnecessary Software List.

ARTICLE VII
TAX MATTERS
Section 7.1   Indemnity.

(a)    Subject to the terms of Section 7.1(c), and except to the extent of any amount for Taxes that are taken into account in determining the adjustments to the Purchase Price pursuant to Section 3.3, Seller agrees to indemnify and hold harmless Buyer and its directors, employees, Affiliates and their respective successors and assigns, and the Company and each Subsidiary against the following Taxes and from and against any Loss, including reasonable fees for other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Company or any Subsidiary with respect to taxable periods ending on or before the Closing Date; (ii) Taxes imposed on any member of any consolidated, combined or unitary group with which any of the Company and the Subsidiaries file or have filed a Tax Return on a consolidated, combined or unitary basis for a taxable period ending on or before the Closing Date; (iii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Company or any Subsidiary which are allocable, pursuant to Section 7.1(b), to the portion of such Tax period ending on the Closing Date; (iv) Taxes described in Section 7.9; and (v) based upon or arising out of the failure by Seller to perform any unwaived covenant or agreement in this Article 7 on its part to be performed. Seller’s indemnity obligations under this Section 7.1(a) shall exist regardless of the accuracy of the representations and warranties set forth in Section 4.14 and regardless of any disclosure made on Schedule 4.14, and the representations and warranties of Seller set forth in Section 4.14 of this Agreement shall terminate on the Closing Date. For the avoidance of doubt, all Taxes attributable to the Elections (as defined in Section 7.6) shall be considered allocable to the taxable period or portion thereof ending on the Closing Date, and subject to the foregoing indemnification by Seller.

(b)    In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

(i)    in the case of Taxes that are either (A) based upon or related to income or receipts (including franchise fees under any franchise agreements between the Company or any Subsidiary and any franchisor (“Franchise Fees”) to the extent based upon or related to income or receipts), or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 7.9), deemed equal to the amount which would be payable if the taxable period ended with the Closing Date; and

(ii)    in the case of Taxes (including Franchise Fees) imposed on a periodic basis with respect to the assets of the Company or any Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period, multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c)    Seller shall only be obligated to Buyer pursuant to the provisions of Section 7.1(a) for Taxes for which (i) Buyer, the Company or any Subsidiary, as the case may be, (A) is required to pay pursuant to Section 7.3 or (B) has received a notice of proposed adjustment (or similar written notice) in writing from a Taxing Authority (or has paid or borne the economic effect of such Taxes upon written request of a Taxing Authority), and (ii) Seller has received written notice of claim thereof from Buyer on or prior to sixty (60) days after the expiration of the applicable statute of limitations relating to the proposed Tax (determined with regard to any and all tolling or other extensions of the applicable statute of limitations, which, in the aggregate, do not toll or extend the applicable statute of limitations more than five (5) years beyond the expiration of the applicable statute of limitations determined without any such tolling or extension). Seller shall not have any liability under this Section 7.1(c) after the date that is sixty (60) days after the expiration of the applicable statute of limitations relating to the proposed Tax (determined with regard to any and all tolling or other extensions of the applicable statute of limitations, which, in the aggregate, do not toll or extend the applicable statute of limitations more than five (5) years beyond the expiration of the applicable statute of limitations determined without any such tolling or extension) unless and to the extent that proper notice of claim under this Section 7.1(c) shall be given to Seller on or before such date.

Section 7.2   Tax Allocation Agreement Payments. On or before the Closing Date or January 1, 2006 (whichever is earlier), the Tax Allocation Agreement shall be terminated respecting the Company and the Subsidiaries, and no payments shall thereafter be owing to or from Seller, Buyer, the Company or any Subsidiary under the Tax Allocation Agreement. Buyer acknowledges and agrees that as of the Closing or January 1, 2006 (whichever is earlier) any account receivable or other notation on the books or records of the Company and any Subsidiary relating to any amount that is then or may later be owing from Seller to Buyer, the Company or any Subsidiary under the Tax Allocation Agreement shall be without effect and Seller shall have no liability obligation to pay or refund Buyer, the Company or any Subsidiary any such amount (or any portion thereof) nor shall the Purchase Price be reduced by any such amount (or any portion thereof).

Section 7.3   Returns and Payments.

(a)    Seller shall prepare and file or otherwise furnish in proper form to the appropriate Taxing Authority (or cause to be prepared and filed or so furnished) in a timely manner all (i) consolidated, combined and unitary Tax Returns (each a “Consolidated Return”) and (ii) Tax Returns relating to the Company and the Subsidiaries that are attributable to periods ending on or before the Closing Date. Buyer shall prepare and file or otherwise furnish in proper form to the appropriate Taxing Authority (or cause to be prepared and filed or so furnished) in a timely manner with respect to any non-Consolidated Return relating to the Company and the Subsidiaries attributable to periods ending after the Closing Date). Tax Returns of the Company and the Subsidiaries not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Company and the Subsidiaries (except to the extent that a Tax Return cannot be so prepared and filed without a reasonable possibility of being subject to penalties). With respect to any non-Consolidated Return required to be filed by Buyer or Seller with respect to the Company and the Subsidiaries and as to which an amount of Tax is allocable to the other party under Section 7.1(b), the filing party shall provide the other party and its authorized representatives with a copy of such completed Tax Return and a statement of the amount of Tax shown on such Tax Return that is allocable to such other party pursuant to Section 7.1(b), together with appropriate supporting information and schedules at least fifteen (15) days prior to the due date (including any extension thereof) for the filing of such Tax Return, and such other party and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return.

(b)    After the Closing Date, Seller shall pay when due and payable all Taxes with respect to the Company and the Subsidiaries that are unpaid as of the Closing Date and are allocable to Seller pursuant to Sections 7.1(a) and 7.1(b) (either directly to the appropriate Taxing Authority or as appropriate to Buyer, the Company or any Subsidiary as the case may be).

(c)    All Taxes with respect to the Company and the Subsidiaries not allocated to Seller pursuant to Section 7.1(a) and 7.1(b) shall be allocated to Buyer. Buyer shall indemnify and hold harmless Seller against, and shall or shall cause the Company or the Subsidiaries to pay, all Taxes that are allocable to Buyer pursuant to the preceding sentence (either directly to the appropriate Taxing Authority or, as appropriate, to Seller). Buyer shall indemnify and hold harmless Seller against any and all Taxes allocated to Buyer pursuant to the first sentence of this Section 7.3(c) and against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, in connection with such Taxes.

Section 7.4   Refunds. Any Tax refund (including any interest with respect thereto) relating to the Company or any Subsidiary for Taxes paid for any taxable period or portion thereof ending on or prior to the Closing Date shall be the property of Seller, and if received by Buyer or the Company or any Subsidiary shall be paid over promptly to Seller.

Section 7.5   Contests.

(a)    After the Closing, each of Buyer and Seller shall promptly notify the other party in writing of any written notice of a proposed assessment, audit, contest, proceeding or litigation (a "Contest") of Buyer or Seller or of any of the Company and the Subsidiaries which could reasonably be expected to result in grounds for payment by such other party under this Article VII.

(b)    For all Contests for which either party alone bears the economic burden under Article VII, such party shall control all such Contests in connection therewith. In other cases, (i) prior to the Closing Date, Seller shall control all Contests relating to the Company and the Subsidiaries, and Seller shall not settle or compromise any Contest without the written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned; and (ii) after the Closing Date, in the case of a Contest that relates to a non-Consolidated Tax Return (or any item relating thereto or reported thereon) for a taxable period that includes the Closing Date, Buyer shall control, and Seller shall have the right at its expense to participate in the conduct of, such Contest, and for all taxable periods thereafter, Buyer shall control such Contests; provided, however, that Seller shall control any contest that relates to a Consolidated Return of Seller. If Seller does not assume the defense of any such Contest for a taxable period ending on or before the Closing Date, Buyer may defend the same in such manner as it may deem appropriate, including settling such Contest after giving 30 days’ prior written notice to Seller setting forth the terms and conditions of settlement. Notwithstanding the foregoing, Buyer shall control any Contests relating to, and shall be under no obligation to dispute or otherwise litigate, any Franchise Fees with respect to which Buyer receives a bona fide request for payment from the applicable Franchisor and such Franchise Fees shall be paid by Seller to the extent such Franchise Fees relate to the period prior to the Closing Date, as determined in accordance with Section 7.1 above; provided that Buyer shall not (and shall cause its Affiliates not to) solicit or enter into any arrangement with any Franchisor under which payment of Franchise Fees relating to the period prior to the Closing Date is made in return for a reduction in Franchise Fees relating to the period on or after the Closing Date or other benefit to Buyer or its Affiliates.

(c)    Buyer and Seller agree to cooperate, and Buyer agrees to cause the Company and the Subsidiaries to cooperate, in the defense against or compromise of any claim in any Contest.

Section 7.6   Section 338(h)(10) Election.

(a)    Seller and Buyer shall make joint elections pursuant to Section 338(h)(10) of the Code and similar provisions of state and local laws, to the extent permitted (the “Elections”) to treat Buyer’s acquisition of the Shares as a deemed acquisition of the Company’s and the Subsidiaries’ assets. Buyer and Seller shall cooperate in timely making such Elections and in filing all returns, documents, statements, and other forms that are required to be submitted to any federal, state or local Taxing Authority in connection with the Elections, including any “statement of Section 338 elections” and IRS Forms 8023 or any successor form (together with any schedules or attachments thereto) pursuant to applicable Treasury Regulations.

(b)    For purposes of making such Elections, Seller shall determine the value of the tangible and intangible assets of the affected entities and shall timely provide Buyer with an allocation of Buyer’s “adjusted grossed-up basis” in the Shares (within the meaning of the Treasury Regulations under Section 338 of the Code) to such assets for Tax purposes in the manner required under Section 338 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”) and Buyer shall have reasonable opportunity to review and comment on such Allocation. Seller shall make such revisions to such Allocation as may be reasonably requested by Buyer. After consideration of Buyer’s comments, Seller’s Allocation shall be binding, the Allocation shall be binding upon Buyer and Seller for purposes of allocating the “deemed selling price” (within the meaning of the Treasury Regulations) among the assets of the affected entities; provided, however, that if, upon the advice of tax counsel reasonably acceptable to Seller, Buyer believes that the Allocation is materially incorrect, the Independent Accounting Firm shall determine whether the Allocation is materially incorrect and the determination of such Independent Accounting Firm shall be final. If the Independent Accounting Firm determines that the Allocation is not materially incorrect, Seller and Buyer shall be bound by the Allocation. If the Independent Accounting Firm determines that the Allocation (or any portion thereof) is materially incorrect, Seller and Buyer shall be bound by the Allocation as adjusted by such Independent Accounting Firm.

(c)    Neither Buyer nor Seller shall agree to any proposed adjustment to the Allocation by any Taxing Authority without first giving the other prior written notice and the opportunity to challenge such proposed adjustment.

(d)    Buyer shall not, without the prior written consent of Seller, make any election under Section 338(g) of the Code. Neither Buyer nor Seller shall take any action which may cause Buyer’s acquisition of the Shares to fail to qualify as a deemed acquisition of the Company’s and of the Subsidiaries’ assets pursuant to Section  338(h)(10) of the Code and similar provisions of state and local laws.

Section 7.7   Time of Payment.   Payment of any amounts due under this Article VII in respect of Taxes shall be made (i) at least three Business Days before the due date of the applicable Tax Return required to be filed by either Buyer or Seller, as the case may be, that shows Taxes due for which the other party is responsible under this Agreement, or (ii) within three Business Days following an agreement between Seller and Buyer that an indemnity amount is payable, an assessment of a Tax by a Taxing Authority, or a “determination” having been made as such term is defined in Section 1313(a) of the Code. If liability under this Article VII is in respect of costs or expenses other than Taxes, payment of any amounts due under this Article VII shall be made within five Business Days after the date when the relevant entity has been notified that such entity has a liability for a determinable amount under this Article VII and is provided with calculations or other materials supporting such liability.

Section 7.8   Cooperation and Exchange of Information.   Upon the terms set forth in Section 6.4 of this Agreement, Seller and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any Contest in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any of the Company or the Subsidiaries or any part of the business from Buyer. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities. Seller shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and the Subsidiaries for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns, schedules and work papers, records and other documents relate, without regard to extensions except to the extent notified in writing of such extensions for the respective Tax periods, or (ii) three years following the due date (without extension) for such Tax Returns, provided, however, that Seller may satisfy its obligations hereunder by delivering all such Tax Returns, schedules and work papers, records and other documents to Buyer. Any information obtained under this Section 7.8 shall be kept confidential in accordance with Section 6.4 except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting a Contest.

Section 7.9   Conveyance Taxes.   Buyer and Seller shall each be liable for one half of any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Buyer or Seller, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Taxes.

Section 7.10   Miscellaneous.   Seller and Buyer agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company or any Subsidiary) under this Article VII and under other indemnity provisions of this Agreement as adjustments to the Purchase Price solely for federal and applicable state and local income tax purposes.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1    Conditions to Buyer’s Obligations. In addition to the conditions set forth in Section 8.3, the obligations of Buyer to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by Buyer:

(a)    The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though made as of the Closing Date (giving effect to the Updated Schedules), except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct in all material respects only as of such date or period; provided, however, that with respect to any representation or warranty or portion thereof that is qualified by Material Adverse Effect, materiality or similar qualifier, such representation or warranty or portion thereof shall be true and correct in all respects;

(b)    Seller shall have performed and complied with in all material respects all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

(c)    Seller shall have caused to be delivered to Buyer a certificate executed by a duly authorized officer of Seller certifying that the conditions set forth in Sections 8.1(a) and (b) have been satisfied;

(d)    Except as set forth on Schedule 8.1(d), Seller shall deliver to Buyer certificates as to the good standing of the Company and the Subsidiaries in the respective jurisdictions of their organization, together with a copy of the Certificate of Incorporation of the Company certified by the Secretary of State of the State of New York;

(e)    Seller shall deliver to Buyer resolutions of the board of directors of Seller and the finance committee of the board of directors of Seller, certified by the Secretary or Assistant Secretary of Seller, approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(f)     Seller shall deliver a certificate of the Secretary or Assistant Secretary of Seller as to the incumbency of the officer executing this Agreement on behalf of Seller and the genuineness of such officer’s signature;

(g)    No event or condition shall have occurred since the date hereof which, individually or in the aggregate, has had any Material Adverse Effect;

(h)    Buyer shall have received an opinion from counsel to Seller, with respect to the matters set forth on Schedule 8.1(h) hereto;

(i)    The agreement with the City of New York, in substantially the form attached hereto as Schedule 8.1(i), shall have been executed by the parties thereto;

(j)    Buyer shall have received the Release from Seller;

(k)    Seller shall have provided Buyer with the resignations of the members of the boards of directors of the Company and the Subsidiaries resigning their respective positions as such directors;

(l)    All authorizations, filings, notifications, consents, orders and approvals set forth on Schedule 5.3 other than the Excluded Consents shall, as applicable, have been made or obtained, and shall be in full force and effect; provided, however, that any such authorization, filing, notification, consent, order or approval which requires, as a condition to its effectiveness or continued effectiveness, that Buyer (or any of its Affiliates) pay or provide any compensation or service to or at the direction of a Governmental Authority or to or at the direction of a third party other than a Governmental Authority or otherwise incur any obligation to such a Governmental Authority or its designee or to a third party other than a Governmental Authority or such third party’s designee (other than as may be specifically set forth in the Permit, Lease, or contract at issue and except for the payment of routine filing fees), shall not be considered an authorization, filing, notification, consent, order or approval satisfying this Section 8.1(l) unless Buyer agrees in its sole and unfettered discretion to pay or provide such compensation or service or incur such obligation (or to cause or permit any of its Affiliates to pay or provide such compensation or service or incur such obligation); and

(m)   To the extent that an Excluded Consent has not been obtained, any authorization, filing, notification, consent, order or approval required to be made to or obtained from a Governmental Authority or a third party other than a Governmental Authority in order to terminate, on or prior to the Closing Date, the certificate of public convenience and necessity (or comparable authority) to which such Excluded Consent relates shall, as applicable, have been made or obtained and shall be in full force and effect; provided, however, that any such authorization, filing, notification, consent, order or approval which requires, as a condition to its effectiveness or continued effectiveness, that Buyer (or any of its Affiliates) pay or provide any compensation or service to or at the direction of a Governmental Authority or to or at the direction of a third party other than a Governmental Authority or otherwise incur any obligation to such a Governmental Authority or its designee or to a third party other than a Governmental Authority or such third party’s designee (other than as may be specifically set forth in the Permit, Lease, or contract at issue and except for the payment of routine filing fees), shall not be considered an authorization, filing, notification, consent, order or approval satisfying this Section 8.1(m) unless Buyer agrees in its sole and unfettered discretion to pay or provide such compensation or service or incur such obligation (or to cause or permit any of its Affiliates to pay or provide such compensation or service or incur such obligation).

Section 8.2    Conditions to Seller’s Obligations.   In addition to the conditions set forth in Section 8.3, the obligations of Seller to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by Seller:

(a)    The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct only as of such date or period; provided, however, that with respect to any representation or warranty or portion thereof that is qualified by Material Adverse Effect, materiality or similar qualifier, such representation or warranty or portion thereof shall be true and correct in all respects;

(b)    Buyer shall have performed and complied with in all material respects all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

(c)    Buyer shall have caused to be delivered to Seller a certificate executed by a duly authorized officer of Buyer certifying that the conditions set forth in Sections 8.2(a) and (b) have been satisfied;

(d)    Buyer shall deliver to Seller resolutions of the board of directors of Buyer, certified by the Secretary or Assistant Secretary of Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

(e)   Buyer shall deliver a certificate of the Secretary or Assistant Secretary of Buyer as to the incumbency of the officer executing this Agreement on behalf of Buyer and the genuineness of such officer’s signature;

(f)    Seller shall have received an opinion from counsel to Buyer, with respect to the matters set forth on Schedule 8.2(f) hereto;

(g)   Buyer shall deliver to Seller a duly executed copy of each Security Agreement, together with any letters of credit and other documents required to be furnished by Buyer thereunder;

(h)   Buyer shall deliver to Seller a copy of each Replacement Software License, duly executed by each party thereto;

(i)    All authorizations, filings, notifications, consents, orders and approvals set forth on Schedule 4.4 other than the Excluded Consents shall have been obtained and shall remain in full force and effect; provided, however, that any such authorization, filing, notification, consent, order or approval which requires, as a condition to its effectiveness or continued effectiveness, that Seller (or any of its Affiliates) pay or provide any compensation or service to or at the direction of a Governmental Authority or to or at the direction of a third party other than a Governmental Authority or otherwise incur any obligation to such a Governmental Authority or its designee or to a third party other than a Governmental Authority or such third party’s designee (other than as may be specifically set forth in the Permit, Lease, or contract at issue and except for the payment of routine filing fees), shall not be considered an authorization, consent, order or approval satisfying this Section 8.2(i) unless Seller agrees in its sole and unfettered discretion to pay or provide such compensation or service or incur such obligation (or to cause or permit any of its Affiliates to pay or provide such compensation or service or incur such obligation); and

(j)    To the extent that an Excluded Consent has not been obtained, any authorization, filing, notification, consent, order and approval required to be made to or obtained from a Governmental Authority or a third party other than a Governmental Authority in order to terminate, on or prior to the Closing Date, the certificate of public convenience and necessity (or comparable authority) to which such Excluded Consent relates shall, as applicable, have been made or obtained and shall be in full force and effect; provided, however, that any such authorization, filing, notification, consent, order or approval which requires, as a condition to its effectiveness or continued effectiveness, that Seller (or any of its Affiliates) pay or provide any compensation or service to or at the direction of a Governmental Authority or to or at the direction of a third party other than a Governmental Authority or otherwise incur any obligation to such a Governmental Authority or its designee or to a third party other than a Governmental Authority or such third party’s designee (other than as may be specifically set forth in the Permit, Lease, or contract at issue and except for the payment of routine filing fees), shall not be considered an authorization, filing, notification, consent, order or approval satisfying this Section 8.2(j) unless Seller agrees in its sole and unfettered discretion to pay or provide such compensation or service or incur such obligation (or to cause or permit any of its Affiliates to pay or provide such compensation or service or incur such obligation).

Section 8.3    Mutual Condition.   The obligations of each of Buyer and Seller to effect the Closing shall be subject to no temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement being in effect.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS; INDEMNIFICATION

Section 9.1    Survival.

(a)    Except as may be otherwise specified in this Agreement with regard to any specific representation and warranty (including Article VII hereof), the representations and warranties of the parties set forth in this Agreement shall terminate on the date that is fifteen (15) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Sections 4.1(a), 4.3(a), 4.5, 5.1 and 5.2(a) shall survive indefinitely, (ii) the representations and warranties set forth in Section 4.13 shall terminate on the date that is three (3) years after the Closing Date, (iii) the representations and warranties set forth in Section 4.18 shall terminate on the date that is four (4) years after the Closing Date and (iv) the representations and warranties set forth in Section 4.14 shall terminate on the Closing Date. Notice with respect to any claim in respect of any inaccuracy in or breach of any representation or warranty shall be in writing and shall be given to the party against which such claim is asserted on or before the date on which such representation or warranty terminates. Neither Seller nor Buyer shall have any liability whatsoever with respect to any representation or warranty after the date on which such representation or warranty terminates unless and to the extent that proper notice with respect to a claim in respect of an inaccuracy in or breach of any representation or warranty shall be given to the party against which such claim is asserted on or before the date on which such representation or warranty expires.

(b)    The covenants and agreements made by the parties in Sections 3.3, 6.2, 6.3, 6.6, 6.9, 6.10, 6.12, 6.13, 6.15, 6.16, 6.17, 6.18, 6.19, 6.20 and 6.21 and Articles VII, IX and XI of this Agreement shall survive the Closing Date in accordance with their respective terms. All other covenants and agreements shall not survive the Closing Date and shall terminate as of the Closing Date.

Section 9.2    Obligation of Seller to Indemnify.  Subject to the limitations set forth in Sections 9.1 and 9.8, Seller shall indemnify, defend and hold harmless Buyer and its directors, officers, employees, Affiliates, and their respective successors and assigns, from and against any Loss incurred by any of them based upon or arising out of (i) any breach of any representation or warranty made by Seller in this Agreement; and (ii) the failure by Seller to perform any unwaived covenant or agreement in this Agreement on its part to be performed; provided that such covenant or agreement survives the Closing Date in accordance with Section 9.1.

Section 9.3    Obligation of Buyer to Indemnify. Subject to the limitations set forth in Sections 9.1 and 9.8, Buyer shall indemnify, defend and hold harmless Seller and its directors, officers, employees, Affiliates, and their respective successors and assigns, from and against any Loss incurred by any of them based upon or arising out of (i) any breach of any representation or warranty made by Buyer in this Agreement; and (ii) the failure by Buyer to perform any unwaived covenant or agreement in this Agreement on its part to be performed; provided that such covenant or agreement survives the Closing Date in accordance with Section 9.1.

Section 9.4    Notice and Opportunity to Defend Against Third Party Claims.

(a)    Promptly after receipt from any third party by either party hereto (the “Indemnitee”) of a notice of any demand, claim or circumstance that, immediately or with the lapse of time, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss for which indemnification may be sought hereunder, the Indemnitee shall give written notice thereof (the “Claims Notice”) to the party obligated to provide indemnification pursuant to Section 9.2 or 9.3 (the “Indemnifying Party”); provided, however, that a failure to give such notice shall not prejudice the Indemnitee’s right to indemnification hereunder except to the extent that the Indemnifying Party is prejudiced or forfeits substantive rights or defenses as a result of such failure. The Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee. For the avoidance of doubt, nothing in this Section 9.4 with regard to Claims Notices shall be deemed to affect the limitations set forth in Section 9.1.

(b)    The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall, within twenty (20) Business Days following its receipt of the Claims Notice notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to provide indemnification under this Agreement, the Indemnitee may pay, compromise or defend such Asserted Liability. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any Asserted Liability without the consent of the other party; provided, however, that such consent to settlement or compromise shall not be unreasonably delayed or withheld. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such Asserted Liability. If the Indemnifying Party chooses to compromise or defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

Section 9.5    Tax Indemnification. Notwithstanding any provision of this Article IX or any other provision of this Agreement, any issue or matter relating to Taxes shall be governed solely by Article VII, except that the termination of the representations and warranties contained in Section 4.14 shall be governed by both Article VII and Section 9.1 hereof.

Section 9.6    Certain Litigation Indemnification. Notwithstanding any provision of this Article IX or any other provisions of this Agreement, any indemnification relating to the Mastec Litigation and the WTC Site Cases shall be governed solely by Section 6.13.

Section 9.7    Reimbursement for Pre-Closing Unnecessary Lease Rents. Subject to the other provisions of this Section 9.7, Seller agrees to reimburse Buyer for an amount equal to 50% of any rents due under any Unnecessary Lease for periods prior to the Closing Date (“Pre-Closing Unnecessary Lease Rents”) that are actually paid by Buyer, the Company or any Subsidiary during the two year period following the Closing Date; provided, however, that in no event shall Seller be obligated to reimburse Buyer for Pre-Closing Unnecessary Lease Rents in excess of an aggregate of $700,000. Seller shall only be obligated to Buyer pursuant to the provisions of this Section 9.7 for Pre-Closing Unnecessary Lease Rents with respect to which Buyer receives a bona fide request for payment from the applicable lessor and such Pre-Closing Unnecessary Lease Rents are actually paid by Buyer, the Company or any Subsidiary; provided that Buyer shall not (and shall cause its Affiliates not to) solicit or enter into any arrangement with any lessor under which payment of Pre-Closing Unnecessary Lease Rents is made in return for a reduction in rents under any Unnecessary Lease for the period on or after the Closing Date or any other benefit to Buyer or its Affiliates. Seller shall not have any liability whatsoever with respect to Pre-Closing Unnecessary Lease Rents unless and to the extent that the Pre-Closing Unnecessary Lease Rents with respect to which Buyer seeks reimbursement are actually paid by Buyer, the Company or any Subsidiary on or before the second anniversary of the Closing Date and Seller receives a written request for reimbursement from Buyer within thirty (30) days after such second anniversary. Notwithstanding any other provision of this Agreement, any and all liabilities and obligations of Seller relating to Pre-Closing Unnecessary Lease Rents shall be governed solely by this Section 9.7.

Section 9.8    Limits on Indemnification. (a) No party shall have any right to seek indemnification under this Agreement (i) with respect to Losses contemplated by Section 9.2 which would otherwise be indemnifiable hereunder (including Losses incurred by all other Indemnitees affiliated with or related to such party) until such Losses exceed $160,000 in the aggregate, or (ii) for punitive, special, indirect or consequential damages, including lost profits, lost revenues, lost savings and increased costs of operations; provided, however, that the provisions of clause (i) immediately above shall not apply to any breach by Seller of the representations and warranties contained in Section 4.3(a) and 4.5 or of any unwaived covenant or agreement set forth in Section 6.10 or 6.15(a). After the Closing, the remedies provided by this Article IX shall be the sole and exclusive remedy for the parties to this Agreement with respect to any dispute arising from, or related to, this Agreement, except in the case of fraud and except that injunctive relief (including specific performance) shall continue to be available to the extent such remedy is in respect of a then surviving representation, warranty, covenant or agreement.

(b)    Notwithstanding any provision of this Agreement, the liability of Seller under this Article IX shall be limited to an amount equal to Twelve Million Dollars ($12,000,000); provided, however, that the limitation set forth in this Section 9.8(b) shall not apply to: (i) any breach by Seller of the representations, warranties and covenants contained in Sections 4.3(a), 4.5, 6.10 and 6.15(a); (ii) any breach by Seller of the representation and warranty contained in Section 4.15(a)(iv) relating to the identification on Schedule 4.15(a) (or any update thereto) of any contract or agreement relating to Indebtedness, provided, however, that Seller shall have no liability whatsoever for any failure to identify on Schedule 4.15(a) (or any update thereto) any contract or agreement relating to Indebtedness to the extent that the Indebtedness under such unidentified contract or agreement was taken into account for purposes of any adjustment to the Purchase Price pursuant to Section 3.3 hereof; or (iii) any breach by Seller of the representation and warranty contained in Section 4.15(d) relating to the identification on Schedule 4.15(d) (or any update thereto) of any contract or agreement relating to Seller-Provided Indebtedness.

ARTICLE X
TERMINATION

Section 10.1    Termination.   (a) This Agreement may be terminated on or prior to the Closing Date as follows:

(i)    by mutual written consent of Buyer and Seller;

(ii)   by either Buyer or Seller if a condition to its obligation to perform set forth in Article VIII hereof becomes incapable of fulfillment, which termination may be effective at any time after such condition becomes incapable of fulfillment (including termination by Buyer if any events or conditions shall have occurred between the date of this Agreement and the Closing Date which, individually or in the aggregate, have had any Material Adverse Effect), provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(a)(ii) shall not be available to any party if the condition to its obligation to perform became incapable of fulfillment due to its failure to fulfill any obligation under this Agreement; or

(iii)           by either Buyer or Seller upon written notice to the other if the Closing shall not have occurred by the date that is nine (9) months after the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose breach of any provision of this Agreement resulted in the Closing not occurring by such date.

(b)    The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party.

Section 10.2    Obligations upon Termination.  In the event that this Agreement shall be terminated pursuant to Section 10.1, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of either party hereto to the other party hereto, except (i) as set forth in Section 6.2 and Section 6.3, and (ii) that nothing herein will relieve any party from liability for any breach of this Agreement and the non-breaching party shall have the right to pursue all available legal and equitable remedies.

ARTICLE XI
MISCELLANEOUS

Section 11.1    Amendment.
This Agreement may not be amended, altered or modified except by written instrument executed by Buyer and Seller.

Section 11.2    Entire Agreement.

(a)    This Agreement, the Confidentiality Agreement and the other Seller Transaction Documents and Buyer Transaction Documents constitute the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and supersede all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

(b)    THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN THIS AGREEMENT ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER EXPRESS OR IMPLIED WARRANTIES OF SELLER. SELLER HEREBY DISCLAIMS, AND NEITHER SELLER, ITS AFFILIATES, NOR ANY OF ITS OR THEIR RESPECTIVE DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY RESPONSIBILITY OR LIABILITY PURSUANT TO, ANY SUCH OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE BY SELLER OR ANY OTHER PERSON TO BUYER OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR REPRESENTATIVES, OF ANY DOCUMENTATION OR OTHER INFORMATION IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER HEREBY ACKNOWLEDGES THAT IT HAS INVESTIGATED AND REVIEWED THE DESIGN, ARCHITECTURE, PROTOCOLS AND SOFTWARE RELATING TO THE NETWORK FACILITIES AND THEIR OPERATION, AND SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT THERETO.

Section 11.3    Interpretation. When reference is made in this Agreement to any Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words “hereof”, “herein”, “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. The phrase “to the knowledge of Seller” or any similar phrase shall be deemed to refer to the actual knowledge of any of the executive officers of Seller, the President or General Counsel of the Company or the Subsidiaries or the CFO of CSS, after due inquiry with regard to the subject matter to which the phrase “to the knowledge of Seller” or any similar phrase applies. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

Section 11.4    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable.

Section 11.5    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and delivered if they are: (a) delivered in person, (b) transmitted by facsimile (followed by delivery by mail or courier), (c) delivered by certified or registered mail (return receipt requested), or (d) delivered by a nationally recognized express courier (with confirmation) to a party at its address listed below (or at such other address as such party shall deliver to the other party by like notice):

If to Seller, to:

Consolidated Edison, Inc.
4 Irving Place, Room 1810-S
New York, NY 10003
Facsimile: (212) 677-5850
Attention: General Counsel

With a concurrent copy to:

Steptoe & Johnson LLP
1330 Connecticut Avenue, NW
Washington, DC 20036
Facsimile:(202) 429-3902
Attn: Julie A. S. Vinyard, Esq.

If to Buyer, to:

RCN Corporation
196 Van Buren Street
Herndon, Virginia 20170
Facsimile: (703) 434-8442
Attention: Stephen Bogiages

With a concurrent copy to:
Andrews Kurth LLP
111 Congress Avenue, Suite 1700
Austin, Texas 78701
Facsimile: (512) 320-9292
Attention: Kinloch Gill

Section 11.6    Binding Effect; Persons Benefiting; No Assignment.   This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by either party hereto without the prior written consent of the other party.

Section 11.7    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 11.8    No Prejudice.   This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.

Section 11.9    Governing Law.   THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT RECOURSE TO SUCH STATE’S CHOICE OF LAW PRINCIPLES.

Section 11.10   Limited Liability.   Notwithstanding anything to the contrary set forth in this Agreement, no party to this Agreement shall be liable for any punitive, special, indirect or consequential damages, including lost profits, lost revenues, lost savings and increased costs of operations.

Section 11.11    Jurisdiction and Enforcement.

(a)    Each of Seller and Buyer irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of New York, New York County and (ii) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Seller and Buyer agrees to commence any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby either in the United States District Court for the Southern District of New York or, if such suit, action or proceeding may not be brought in such court due to subject matter jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of the parties further agrees that service of process, summons, notice or document by hand delivery or U.S. certified mail at the address specified for such party in Section 11.5 (or such other address specified by such party from time to time pursuant to Section 11.5) shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or any transaction contemplated hereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right to effect service of process in any other manner permitted by law.

Section 11.12    WAIVER OF TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT AGREES THAT ANY SUIT, ACTION OR PROCEEDING, WHETHER CLAIM OR COUNTERCLAIM, BROUGHT OR INSTITUTED BY ANY PARTY HERETO OR ANY SUCCESSOR OR ASSIGN OF ANY PARTY, WHICH ARISES FROM THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED ONLY BY A COURT AND NOT BY A JURY. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH PARTY HAS ENTERED INTO THIS AGREEMENT IN RELIANCE UPON THIS WAIVER OF JURY TRIAL.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

CONSOLIDATED EDISON, INC.

By:
	Name:	Stephen B. Bram
	Title:	Group President Energy and Communications

RCN CORPORATION

By:
	Name:	Peter D. Aquino
	Title:	President and Chief Executive Officer